UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

 (Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Croff Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007 PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

A Special meeting of Shareholders of
Croff Enterprises, Inc.
will be held at:

3773 Cherry Creek Drive North
Meeting Room, Second Floor, Room 280
Denver, Colorado
Telephone: (303) 383-1555

on

___________, 2007, at 11:00 A.M.

GENERAL INFORMATION & INCORPORATION BY REFERENCE

THIS PROXY STATEMENT IS BEING MAILED ON APPROXIMATELY MARCH ___, 2007 TO ALL CROFF COMMON AND PREFERRED “B” SHAREHOLDERS OF RECORD IN CONNECTION WITH THE SOLICITATION OF THEIR VOTE BY THE BOARD OF DIRECTORS OF CROFF ENTERPRISES, INC. (“the Company” or “Croff”) with regard to a Special meeting of shareholders to be held on ___, 2007 at 11:00 a.m. at 3773 Cherry Creek Drive North #1025, Denver, Colorado 80209, Telephone: (303) 383-1555, pertaining to the following described share exchange and resulting acquisition. This Proxy Statement should be reviewed in connection with the copy of the Croff Annual Report filed on SEC Form 10-K dated December 31, 2006.

VARIOUS ITEMS OF IMPORTANT INFORMATION AND ACCOUNTING FOR THE COMPANY RELATED TO THIS PROXY STATEMENT, SUCH AS “DESCRIPTION OF THE BUSINESS”, ARE SET-OUT IN THE ANNUAL REPORT CONCURRENTLY DELIVERED TO SHAREHOLDERS ON FORM 10-K. (SEE OTHER INFORMATION PARAGRAPH OF THIS PROXY AT PAGE 37). SUCH DETAILED INFORMATION MAY BE RELEVANT IN REVIEWING THIS PROXY STATEMENT, BUT IS NOT REPEATED IN THIS DOCUMENT. ACCORDINGLY, EACH SHAREHOLDER SHOULD REFER TO THE FORM 10-K BEFORE COMPLETING THEIR PROXY BALLOT.

Proxies voted in accordance with the accompanying ballot form, which are properly executed and received by the Secretary to the company prior to the Special meeting, will be voted. Shareholder Proposals are discussed at Page 53.

TABLE OF CONTENTS
Page
General Information & Incorporation by Reference	1
Glossary of Selected Commonly Used Terms	3-5
General Description of Transaction	6-10
Common Shareholder Vote & Ballot Form	11-12
Preferred Shareholder Vote & Ballot Form	12
Voting Procedures & Terms	12-14
Principal Shareholders and Parties Having a Substantial Interest	14-15
Executive Compensation	15-16
Proposed Directors and Executive Officers & Compensation	16
Sharehold Interest of Proposed Management and Parties Having Substand Interests	20
Discussion of Proposed Remuneration	20
Certain Relationships and Related Transactions	21
Management’s Stock Rights and Options	22
Corporate Governance	23-24
Corporate Performance Graph	24
Matters Subject to Shareholder Vote:	25
Election of Directors	25
Exchange Agreement and Related Acquisition Terms	25-35
Managements Discussion and Analysis of Financial Condition and Result of Operations	36-39
Combined Crof/TRBT Pro- Forma Financial Statements	42-43
Tax Considerations	43-45
Auditors	45
Risk Factors	45-50
Dissenting Shareholder Rights	51
Other Matters	52
Stockholder Proposals	52
Section 16(A) Beneficial Ownership Reporting Compliance	52
Other Information	52
Exhibits

GLOSSARY OF SELECTED COMMONLY USED TERMS

The following terms are frequently used in this Proxy and may be important to you in understanding and interpreting various provisions of the overall Proxy Statement. While your management has attempted to briefly define each of these terms in the context of where first used, it was believed that a general and centralized glossary of these selected terms as more extensively defined may also be helpful to shareholders in reviewing this proxy information:

Closing Date.

The closing date is a future date to be set between the current management of Croff and the TRBT group to exchange all documents and to tender shares and other considerations required by the exchange agreement. The closing date is conditioned upon and will occur after the anticipated majority share approval of the matters set-out in this proxy statement, but in all events not more than 30 days after the anticipated majority approval of the matters solicited by this proxy. The closing date will also be deemed to be the effective date for the merger transaction, even though the Articles of Amendment required by state law may be filed subsequent to the closing date. The closing date will be the formal date on which all actions authorized by this proxy are deemed effective; except, however, the parties to the exchange agreement intend to use January 31, 2007 as the effective date for all tax purposes incident to the closing of the merger. This excepted date should have no consequences to current public shareholders.

Croff Majority Shareholders.

For the purposes of this proxy, the Croff majority common shareholders shall mean and include the common shares held by the Croff principal shareholders, as defined below, and Mr. Julian D. Jensen who is also an independent director of this company and a holder of approximately 5.7% of the common shares; which shareholder, in combination with the principal shareholders, constitutes a majority of the common shares. As to the preferred “B” shares the principal shareholders are also the majority shareholders.

Exchange Agreement.

As generally used in this proxy statement, the exchange agreement refers to that certain share exchange agreement entered between Croff and Taiyuan Rongan Business Trading Company Limited of China (“TRBT”) dated December 12, 2006 and as subsequently more particularly described in these proxy materials and providing for the exchange of shares between the two entities together with the sale and liquidation of the oil and gas assets and related liabilities of Croff in exchange for the tender and cancellation of all preferred “B” shares; a cash payment by the principal shareholders; and a distribution of two common shares for each preferred “B” share to the Croff shareholders other than the principal shareholders.

Independent Director.

Croff, because of its relatively small size and limited trading market, has not been subject to any institutional definition for independent directors by any national securities exchange, such as the New York Stock Exchange or the American Stock Exchange. Further, because the company has a very limited public trading market for its shares, it has not deemed itself subject to any mandated definition of independent directors by the National Association of Securities Dealers (NASDAQ). Croff has adopted and applied internally the following definition of an independent director:

A director which is not an officer or employee of the company, is not in a position to exercise control over other directors or shareholders and who holds less than 10% of the voting stock of the company.

Notice Requirement to Shareholders.

The term notice requirement to shareholders is primarily used in this proxy statement in reference to procedures to be followed by the company in attempting to notify shareholders related to their interest as previous preferred “B” shareholders, but now holding common shares pursuant to the anticipated close of the exchange agreement. The Utah Revised Business Corporation Act (URBCA) provides that the company must continue to provide notice to shareholders for all notice purposes, including notice of meeting and voting, until and unless the company receives back two attempted mailings to such shareholders indicating the address is “undeliverable”. Croff has undertaken to attempt to notify all shareholders of record of the present proxy process and exchange of their preferred “B” shares. The subsequent management of the company will attempt notice for shareholders that it has not been able to contact with regard to exchange of shares on at least one other subsequent occasion prior to determining that it has exhausted its notice requirements to that shareholder under Utah corporate law. In the event that the company is no longer required to attempt notice to any shareholder, it will hold the exchange common shares under the Utah provisions for unclaimed property for a period not to exceed 5 years and deem that it may tender any unclaimed shares to the state of Utah as unclaimed property, pursuant to Utah Code Annot. §67-4a-208, providing the last known address of that shareholder. Utah lost or abandoned property procedures once stock or other valuable assets are tendered to the state are relatively complex, but in short provide for the state to continue to attempt public notice for a prescribed period of time in an attempt to locate the holder of that property and after a period of time and series of published notices, depending on individual circumstances, to deem that such location is not possible and allow the property or proceeds of sell to revert (escheat) to the state of Utah.

Oil and Gas Assets.

The oil and gas assets are all the present oil and gas properties and lease interests owned by Croff, whether in production or in reserve, and more particularly itemized and set-out in an exhibit to the exchange agreement. For the purposes of the exchange agreement and this proxy the valuation of oil and gas assets should be deemed to be the consideration being received as part of the exchange agreement, the $600,000, plus the preferred “B” shares to be received for cancellation from the principal shareholders. Upon close of the exchange agreement, there will be no further oil and gas assets or interest left in Croff, which assets will have been acquired by the principal shareholders as defined below. It should be understood that the Croff oil and gas assets are also sometimes described as the preferred “B” assets in various documents and this proxy statement, and are the oil and gas assets in Croff at the time of the share exchange which were solely and exclusively pledged as assets to the preferred “B” shares.

Principal Shareholders.

The principal shareholders shall mean and include Mr. Gerald L. Jensen, Jensen Development Company, and CS Finance, LLC. all of which are business entities controlled by Mr. Gerald L. Jensen, and which entities collectively own 67.2% of the preferred “B” shares outstanding and approximately 46% of the common stock, as more particularly described in these proxy materials. Mr. Gerald L. Jensen is also the current president of Croff and through one or more of these controlled entities will be the intended purchaser of the Croff oil and gas assets as described in the exchange agreement.

Public Shareholders.

Public shareholders as used generically in this proxy statement are meant to include all shareholders who are not defined as part of the principal shareholders and members of the board of directors holding shares. Within this definition, the public shareholder presently hold approximately 54.1% of the issued and outstanding common shares and approximately 32.8% of the preferred “B” shares.

Record Date.

The record date refers to the official date upon which Croff will determine the common and preferred “B” shareholders entitled to vote on the proxy matters in this proxy statement. The record date set-out in this proxy materials is a date thirty days prior to the date upon which the SEC review of the proxy was completed and the proxy determined effective by the board of directors for mailing purposes to all shareholders of record as of that date. The actual record date, as determined, will be inserted in this proxy prior to mailing.

GENERAL DESCRIPTION OF TRANSACTION

On December 12, 2006, Croff Enterprises, Inc. (hereafter “Croff” or the “company”) entered into a Stock for Stock Equivalent Exchange Agreement (the “Exchange Agreement”) with Taiyuan Rongan Business Trading Company Limited (hereafter “TRBT”), a private Chinese company located in or around the city of Taiyuan, Shanxi Province, in the People’s Republic of China (“PRC” or “China”).

The essential nature of the exchange agreement provides for Croff to issue approximately 11,000,000 restricted common shares to the shareholders of TRBT under claimed exemptions from registration in exchange for the acquisition of 80% of the outstanding equity and ownership of TRBT by Croff. Croff will also convert its Preferred B share into two shares of its common stock in exchange for each share of Preferred B stock held by the non-principal shareholder holding Preferred B shareholders, and accept the tender of the remaining Preferred B shares from the principal shareholders as outlined below. Croff would then cancel all Preferred B shares.

In the event of an affirmative vote in favor of the exchange agreement, Croff would own eighty percent (80%) of all of the issued and outstanding equity interest of TRBT. TRBT in turn owns a seventy six percent (76%) ownership interest in six shopping malls located in or around the City of Taiyuan, China, which is located approximately 400 kilometers west of Beijing, China. As a result, Croff will own an approximately sixty one percent (61%) net interest in the shopping malls.

In the event of closing, the prior TRBT shareholders will receive and hold approximately 92.5% of all issued and outstanding shares of Croff and the current Croff common shareholders as of a date of this Proxy would continue to hold approximate 7.5% of the issued and outstanding shares of Croff.

The proposed exchange agreement is subject only to an affirmative shareholder vote and ratification pursuant to this Proxy Statement. Estimates or projections of the effect of the transaction upon the valuation of the Croff shares or stock price of the shares cannot and will not be made by Croff as part of the acquisition.

Each shareholder is further advised that the Croff principal shareholders, intend to vote in favor of the exchange agreement and all related matters and hold sufficient Croff common in connection with Mr. Julian Jensen, a co-director, as to the common stock to constitute the Croff majority common shareholders; As to the preferred “B” shares the principal shareholder alone hold a majority sharehold position.

Essential Terms of Share Exchange Agreement

The primary terms of the Agreement are as set-out below. However, each shareholder or other interested party is encouraged to review the complete Exchange Agreement as previously filed and the availability of which is subsequently set-out:

  As noted above, in the event of the successful consummation of the share exchange pursuant to the exchange agreement, Croff will be acquiring eighty percent (80%) of the issued and outstanding equity interest of TRBT, which in turn owns seventy six percent (76%) of all equity and ownership interest in six shopping malls in or around the city of Taiyuan, China, resulting in a net equity interest in the properties by Croff of approximately sixty one percent (61%).

  As a necessary term and provision of the exchange agreement, the principal shareholders will, subject to majority common and preferred “B” shareholder vote, acquire 67.2% of all of the preferred B assets from Croff in exchange for the cancellation of the 67.2% of the class “B” preferred shares the principal shareholders now hold. The principal shareholders will exchange three hundred sixty three thousand and five hundred thirty five (363,535) shares, or 67.2% of the class “B” shares outstanding, in exchange for 67.2% of the stock of a new subsidiary to which the oil and gas assets of Croff have been assigned. These class “B” preferred shares will be cancelled by the company of record upon tender. A discussion of preferred “B” asset and share valuation follows this outline of the essential terms of the exchange agreement.

  The principal shareholders will concurrently with the exchange of their 67.2% of the preferred “B” shares, tender the sum of six hundred thousand dollars ($600,000) in cash to the company, and assume all liabilities of the oil and gas assets except tax liabilities of Croff, in exchange for the remaining 32.8% of the stock of the new Croff subsidiary to which all oil and gas assets have been assigned.

  Croff will , as part of the exchange agreement closing and as consideration to the preferred “B” shareholders who are not principal shareholders, convert all remaining preferred “B” shares outstanding, being the remaining 32.8% of the issued and outstanding class of preferred “B” preferred shares, to common shares on a ratio of two common shares for each class “B” preferred share. Upon the closing of the exchange agreement, all class “B” preferred shares will then be cancelled and terminated of record and the common shares issued for each remaining shareholder other than the principal shareholders. Any subsequent presentation of class “B” preferred shares will entitle the holders to receive two common shares for each “B” share for which the holder has not previously been delivered common shares. Class “B” preferred shareholders, who cannot be located under applicable notice provisions of the Utah Revised Business Corporation Act (“URBC”), essentially being defined as those whose address on the company records are designated as “undeliverable” after two consecutive mailing efforts, may subsequently have any unclaimed common shares to which they would otherwise be entitled tendered to the State of Utah as unclaimed property. Property may be deemed lost or abandoned and tendered to the state of Utah if unclaimed for a period of 5 years. As a result, upon the closing of the exchange agreement, the company will have outstanding only common shares. The state of Utah has various notice procedures to owners of unclaimed property after tender to the state before the property or proceeds of sale can be claimed (escheat) by the state. These procedures and requirements are relatively complex and beyond the scope of this disclosure.

  While the company has not completed any independent appraisal or fairness opinion concerning the consideration paid to the preferred “B” shareholders, the company has valued such shares for dissenting shareholder rights purposes at $4.00 per each preferred “B” share, based upon the company’s analysis of a reasonable value as discussed subsequently. The principal shareholders are paying $600,000 plus assumption of all liabilities including plugging, and potential environmental damages on the assets currently pledged for the remaining 32.8% of the preferred “B” share assets.

  The six hundred thousand dollars ($600,000) paid by the principal shareholders will remain in the company. The company will record the money received as a capital gain to the extent it exceeds 32.8% of the company’s cost basis in these oil and gas assets. Prior to the closing, the company will pay out a $.20 per share cash dividend to all common shareholders of record prior to the closing and payment of a retirement stipend to the outside Directors of $10,000 dollars each.

  Increase the authorized class of Preferred “A” shares, no par, from five million shares to ten million shares; and the authorized Common shares, $0.10 par, from twenty million to one hundred million to facilitate future funding of Croff.

  The exchange agreement is being submitted pursuant to the within proxy solicitation, but subject to a right of TRBT to rescind the transaction if 17% or more of all Croff shareholders (common and preferred) elect to exercise their Dissenting Shareholder Rights under Utah law as more fully set-out herein.

  Immediately upon the close and pursuant to the earlier proxy solicitation, if approved, the shareholders will have elected a new board of directors nominated and designated by TRBT. This new board will then appoint the designated new officers which are also generally identified in this proxy.

  As a net result and in the event of the approval of the exchange agreement by the shareholders and the closing of the transaction, the oil and gas business will be exchanged and sold to the current principal shareholders, and the business of the company will be modified from oil and gas production to the acquisition, development and management of retail properties in the PRC, including the initial six properties as identified in this proxy.

  It is not presently intended that the name or domicile of the company will be changed immediately after the close and the company will continue to operate as the parent company of TRBT.

  It should be noted that the current principal shareholder, Mr. Gerald L. Jensen, and a co-director, Mr. Julian Jensen, hold and intend to vote a majority block of common shares in favor of the exchange agreement. Mr. Gerald L. Jensen, individually and through his controlled entities, owns a majority of the preferred B shares which he also intends to vote in favor of the Share Exchange.

  Proposed compensation to the new management and other details of the exchange agreement are set out more fully herein.

The foregoing is only intended to be a general description of the most essential terms of the exchange agreement and any interested party should review more carefully the following section II more fully describing the transaction, as well as the actual exchange agreement earlier filed as part of the December 14, 2006 8-K filing by the company. Copies of the exchange agreement can be viewed online at the SEC website (www.sec.gov/edgar) as part of the foregoing 8-K filing; at the company website (www.croff.com); or a printed copy may be obtained from Croff at its address above by telephoning or making a written request.

Analysis of Preferred “B” Share Exchange and Asset Valuation

The preferred “B” shares were created by board authorization and shareholder approval in 1996. The purpose was to create a class of preferred shares which would preserve to shareholders at that time their intended interest in the oil and gas assets of the company while allowing management to more easily consider diversification opportunities. Since 1996 most, but not all, of subsequently acquired oil and gas assets have been acquired with assets and proceeds belonging to the preferred “B” shares and pledged to those shares. A more particular itemization of these oil and gas assets is attached as an exhibit to the exchange agreement which can be reviewed by any interested shareholder as outlined in this proxy. No independent appraisal of the preferred “B” assets have ever been undertaken by Croff for economic reasons and, because management believes any accurate market valuation of these assets for selling purposes would be extremely difficult and possibly inaccurate based upon the diverse geographic locations of the interests and their small fractional nature. The company does obtain an annual reserve report of its oil and gas interests on an annual basis and has made informal internal projections of the possible range of value for its oil and gas assets based upon assumed and projected costs of production and selling prices for the oil and gas products. It should be noted, however, that potential oil and gas recovery valuations do not directly correspond to possible “selling prices” or actual “market valuations”. However, the board was satisfied that the tender offer for preferred “B” shares to the principal shareholders in 2005 fell within a reasonable range, as does the present oil and gas liquidation aspects of the exchange agreement.

In the event of the closing of the current exchange agreement, the remaining assets in Croff would be the $600,000 purchase consideration and other miscellaneous accounts estimated to be approximately $100,000, plus books, records, and miscellaneous assets, less the dividend and retirement payments. Further, the preferred “B” shareholders, other than the principal shareholders (approximately 32.8% of all “B” shares), are afforded the opportunity to tender their “B” shares pursuant to dissenting shareholder rights at $4.00 per share or demand alternative valuation. However, management believes the more significant valuation would be the estimated value of common shares received in exchange based upon the pro forma consolidated financial statements of Croff and TRBT as of December 31, 2006; which pro forma consolidations are attached to this proxy statement.

Matters to be Voted Upon

The following constitutes a general description and outline of the matters to be voted upon. Each shareholder, is reminded that the current Croff majority shareholders hold a majority of both the common and preferred “B” stock with regard to the matters outlined for voting purposes; and, therefore, are believed to have sufficient votes to insure that the following matters are approved by majority shareholder vote at the meeting to which this proxy pertains. However, management, rather than simply providing an Information Statement, has deemed it is in the interest of shareholders to review and vote upon these matters. It was also the position of

TRBT in negotiating the exchange agreement that the proxy proposals should be voted upon, particularly the election of directors and increase in the number of shares. Further, Utah law requires the actual election of directors rather than approval by majority shareholder consent. Accordingly, your management takes the position that the following matters should be approved pursuant to a proxy process, notwithstanding the majority voting position of the present majority shareholders of Croff.

COMMON SHAREHOLDER VOTE & BALLOT FORM

The common shareholders will vote upon the following matters:

1.	Approval of the share exchange and resulting acquisition of the TRBT shopping malls as a majority owned operating subsidiary. Details of the stock exchange agreement are more fully discussed subsequently in this Proxy Statement and a complete copy of the exchange agreement has been previously filed by the company as part of an earlier 8-K filing dated December 14, 2007, which can be obtained through the SEC online EDGAR filing system at www.sec.gov or, a copy may be reviewed on the company website or physical copy obtained form the company upon request without charge. Present management of Croff represents that the exchange agreement terms were structured through arm’s length negotiations; and the provisions for sell of the oil and gas assets resulted, because the anticipated new management for Croff (the TRBT group) did not want to have oil and gas assets in the company and requested in lieu of such assets a proposal of liquidation of the oil and gas assets for cash so that they would have the cash equivalent in the company to fund their ongoing operations and potential expansion. Further, TRBT required the cancellation of all class “B” shares to avoid any further potential claims related to these shares.

2.	Vote to convert all the preferred “B” shares remaining after the sale of the oil and gas assets to two common shares per each class “B” share outstanding.

3.	As part of the exchange agreement, shareholders will be also asked to approve the sale and transfer of all oil and natural gas assets of Croff through the assignment of the Croff oil and gas assets to a new Croff subsidiary followed by the transfer of 67.2% of the subsidiaries shares to one or more of the principal shareholders in exchange for all of the Croff principal shareholders preferred “B” shares and assumption of liabilities for such oil and gas assets; followed by the assignment of the remaining 32.8% of the shares in the subsidiary for the payment of $600,000 and the issuance of two common shares to each preferred “B” shareholder other than the principal shareholders.

4.	You are further asked to vote upon an increase in the authorized common shares from the current 20,000,000 shares to 100,000,000 shares with the par value remaining at $0.10 per share. This proposal, as approved by the anticipated majority shareholder vote, will require an amendment to the Articles of Incorporation of the company as filed in the state of Utah, which will occur promptly after the closing. The purpose of this position was that as part of the negotiation of the share exchange TRBT requested an expansion of the authorized capital stock of the company for future potential funding and increased capitalization and wanted the authorization included as part of the overall reorganization to avoid cost and effort subsequently to gain approval of this proposal.

5.	You will also be asked to increase the authorized preferred “A” shares, none of which are issued and outstanding, from 5,000,000 to 10,000,000 shares with no par value. Again, this request was made by TRBT as part of the share exchange negotiations to provide adequate shares for future capitalization purposes. There is no present intent to issue out any class “A” shares and none will be issued as part of the share exchange transactions.

6.	You will be asked to vote upon a new slate of director nominees proposed by TRBT. As generally explained above, the TRBT nominees will assume management of the company incident to the closing of the share exchange, but wish to be formally elected by the shareholders of the corporation rather than to call a subsequent meeting for this purposes. Also, as noted above, election of directors under Utah law cannot be accomplished by majority shareholder consent or resolution, but requires an actual meeting and vote. You are reminded that the company does not have cumulative voting, that is a provision where by you can cast all of your votes for each director position in favor of one director, and thereby assuring potential minority representation on the board of directors. As a result in the absence of cumulative voting, it is probable that the proposed TRBT nominees will all be elected by the current majority Croff shareholders.

PREFERRED SHAREHOLDER VOTE & BALLOT FORM

The transfer of preferred “B” assets out of the company for consideration is deemed to require the vote of the majority of the class “B” shareholders. This provision for sale of the preferred class B oil and gas assets for cash was required by TRBT as part of the arm’s length negotiations in the exchange agreement and suits their ongoing business purpose of operating the company solely as a management and development entity for shopping malls. The current majority shareholders of Croff plan to vote in favor of this proposal, along with the common shareholder matters outlined above.

The Preferred B shareholders hold non-voting shares, except as to the sale or exchange of oil and gas assets pledged to the “B” shares. The Preferred B shares were created under the amendment to the Articles of Incorporation of Croff in 1991 which afforded voting rights for any transfer of oil and gas assets pledged to the class B shares. As a result, the class B shares will vote on the singular matter of the transfer of the oil and gas assets for the cash and share consideration as outlined above. It should also be understood that under the exchange agreement, after the transfer of oil and gas assets, the preferred B shares held by all class “B” shareholders, other than the principal shareholders, will be exchanged for common shares as generally explained above and canceled of record. Again, you are reminded that the present majority shareholders of Croff as to the common shares and the principal shareholders, alone, as to preferred “B” shares, hold sufficient shares to insure the “B” share approval of the foregoing proposal. The B shares will not vote upon any other matters outlined above for common shareholders and the exchange of common shares to the non-principal B shareholders will occur after the closing. As a result, the exchange shares will not be voted on the foregoing common shareholder matters.

VOTING PROCEDURES & TERMS

Effective Date/Closing Date

The effective date for all matters voted upon will be the closing date which by agreement of the parties to the exchange agreement will occur as soon as possible after the anticipated approval of all matters to be voted upon in this proxy solicitation, but in no event later than 30 days after the shareholder approval. The closing date will be deemed the effective date for all transactions between Croff and TRBT related to this proxy; except, the parties intend for use January 31, 2007 as the designated date for determining the closing of accounts for tax purposes. It does not appear to current Croff management that this date will pose any negative consequences to the current Croff public shareholders.

Record Date and Notice Date

The Utah Revised Business Corporation Act (URBCA) provides in §16-10a-707 that the company shall establish a “record” date for determining from the shareholder list a date certain for certifying the shareholders entitled to vote. The foregoing statute provides that such date should be determined in accordance with the by-laws, or absent a specific by-law provision, by the board but no more than seventy (70) days prior to the voting date under the proxy. The Croff by-laws provide for determination by its board, but require a record date within fifty (50) days of the vote date. As a consequence, your board has determined to set the record date thirty (30) days prior to the meeting date, but which date cannot be finally set prior to the completion of the SEC proxy review process and final determination of a meeting date. The board anticipates setting a meeting date in the final proxy, as approved, within thirty (30) days of the mailing date of the proxy and a “record date” to determine shareholders entitled to vote thirty (30) days prior to such mailing date. The mailing date will be fixed within two days of receiving final comments on the proxy from the SEC and noted in the final version of this proxy.

Utah law (URBCA, §16-10a-705) provides that notice of the meeting in which votes are solicited must occur not more than 60 days or less than 10 days prior to such meeting as the company may determine. Your board has determined to notice the meeting thirty (30) days after the determined effective date of the proxy materials.

Revocability of Proxy

A shareholder returning the enclosed proxy ballot has the power to revoke it at any time before it is exercised and may do so by written notice to the Secretary of the company at the address set forth above, effective upon receipt of such written notice prior to the close of voting, or by voting in person at the special meeting. Attendance at the special meeting, in and of itself, will not constitute revocation of a proxy.

Solicitation and Voting Procedures

The record date as determined above for the determination of shareholders entitled to vote at the Special meeting is the close of business on . There were issued, outstanding and entitled to vote on such date one class of Common Shares, each of which is entitled to one vote. Croff does not have cumulative voting. Accordingly, each shareholder must vote all of his shares on each separate ballot proposal or nominee, or abstain from voting on that item or person. The company will bear all costs of this proxy solicitation.

Croff has two classes (“A” & “B”) of generally non-voting preferred shares. No “A” shares have been issued. Each holder of common stock, as of 1996, was issued one share of class “B” preferred stock for each common share owned. At the same time, the company pledged all of its oil and gas assets existing at that time to the class B preferred stock. In 2005, the Croff Principals tendered for the balance of the preferred B shares and now hold 67.2% of the issued and outstanding preferred B shares. The preferred “B” shares are non-voting as to general corporate matters, but are entitled to vote upon, and will be counted separately in this proxy solicitation, as to the disposition of the preferred “B” assets of the company.

Common shares and preferred “B” shares entitled to vote will be determined based upon the official shareholder record of . Actual votes cast will be determined by the physical counting of votes in person or proxy by the Inspector of Elections to be appointed prior to the meeting by the Board of Directors. Any dispute as to votes or entitlement to vote will be decided by majority vote of the Board of Directors. Abstentions and broker non-votes will not be counted for either quorum or ballot purposes.

As to each item to be voted upon in this Proxy, a numerical majority of the issued and outstanding shares must be present or voted by Proxy at the meeting. Each proposal to be voted upon will only be adopted by a majority vote of shares voted at the meeting, provided a quorum is present. That is, a quorum will be established by the presence in person or by proxy of 275,622 common shares and 270,330 preferred “B” shares. Each item will be adopted by an affirmative vote of a majority of the common share present in person or by proxy, as determined by the Inspector of Elections. Provided, however, the proposal dealing with the sale and transfer of the preferred “B” assets will also require majority approval of the outstanding preferred “B” shares.

There are no matters to be voted upon as described by this Proxy upon which management will proceed absent majority shareholder approval as described above.

Dissenting Shareholders Rights

Any dissenting shareholder’s rights of Croff shareholders are deemed to arise under Utah Law. In essential terms, dissenting shareholder rights afford minority shareholder’s the right to “dissent” from certain corporate actions approved by the majority of shareholders if they do not believe the economic treatment they are to receive from such company actions are fair or equitable. In most cases this would involve situations where the shareholder is receiving compensation from or for the shareholder’s shares as a result of a merger, share exchange, or the acquisition or sale of assets.

As to the matters to be voted upon in this Special Meeting, each common and preferred “B”

shareholder will be given dissenting shareholder rights as more fully discussed under that section of this Proxy Statement.

This Proxy is solicited on behalf of Board of Directors who urge your vote in favor of the matters proposed.

PRINCIPAL SHAREHOLDER AND PARTIES HAVING A SUBSTANTIAL INTEREST

The company knows of no person or group, except the following, which as of the date of this Proxy Statement, beneficially owns and has the right to vote more than 5% of the Croff’s Common Stock. The following principal shareholders, as well as principal officers and directors, should be deemed to be persons who have a substantial interest and influence as to the matters proposed in this Proxy:

NAMES AND ADDRESS OF BENEFICIAL OWNER		COMMON SHARES BENEFICIALLY OWNED	PERCENT OF CLASS

1.	Jensen Development Company (1) 3773 Cherry Creek Drive North #1025 Denver, Colorado 80209	132,130	24.0%

2.	Gerald L. Jensen 3773 Cherry Creek Drive North #1025 Denver, Colorado 80209	121,358	22.0%

3.	Julian D. Jensen 311 S. State Ste. 380 Salt Lake City, UT 84111	31,663	5.7%

Directors as a Group		303,651	56.1%

(1) Includes shares held by Jensen Development Corporation (132,130) which is wholly owned by Gerald L. Jensen.

Summary Information as to Current Directors/Principal Officers

NAME	Director Since	Compensation	Terms
Gerald L. Jensen	1985	Salary as President: $54,000 - Inside Director Compensation - See Executive Compensation Below	Elected in annual meeting in December 2006 to serve until next regular meeting or resignation
Richard Mandel, Jr. Independent Director	1985	Outside Director Stipend Only (See Executive Compensation Below)	Elected in annual meeting in December 2006 to serve until next regular meeting or resignation
Julian D. Jensen Independent Director	1990	Outside Director Stipend Only (See Executive Compensation Below)	Elected in annual meeting in December 2006 to serve until next regular meeting or resignation
Harvey Fenster Independent Director	Dec. 2006	Outside Director Stipend Only (See Executive Compensation Below)	Appointed December, 2006 to serve until next regular meeting or resignation

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock and preferred B stock of the Company as of December 31, 2006, by (a) each person who owned of record, or beneficially, more than five percent (5%) of the Company’s $.10 par value common stock, its common voting securities, and (b) each director and nominee in 2006-2007 and all directors and officers as a group.

	Shares of			Shares of
Owners &	Common		Percentage	Preferred B		Percentage
Addresses	Class Owned		Stock Owned	Class B Owned		Stock Owned
	Beneficially		Common Stock	Beneficially		Preferred B Stock

Gerald L. Jensen	253,488	(1)	46.0%	363,535	(1)	67.2%
3773 Cherry Creek Drive N, #1025
Denver, CO 80209

Edwin W. Peiker, Jr. (2)	4,000		0.7%	0		0%
550 Ord Drive
Boulder, Colorado 80401

Dilworth A. Nebeker (3)	2,900		0.5%	0		0%
10823 Palliser Bay Drive
Las Vegas, Nevada 89141

Richard H. Mandel, Jr.	18,100		3.2%	8,000		1.5%
3333 E. Florida #94
Denver, Colorado 80210

Julian D. Jensen	31,663		5.7%	0		0%
311 South State Street, Suite 380
Salt Lake City, Utah 84111

Harvey Fenster (4)
25 Oak Meadow Road	-		-	-		0%
Evansville, IN 47725

Directors as a Group	303,651		56.1%	371,535		68.7%

(1)	Includes 132,130 shares of Common and 132,130 shares of preferred B held by Jensen Development Company which is owned by Gerald L. Jensen.

(2) – (3)	Resigning in December, 2006.

(4)	Appointed December, 2006

EXECUTIVE COMPENSATION

Certain additional required information concerning remuneration, other compensation and ownership of securities by the Directors and Officers is set-out in the annual report on Form 10-K for 2006, concurrently being sent to shareholders and incorporated by this reference. Directors currently receive $350 for each half-day session of meetings of the Board and $500 for each full day meeting. The Audit Committee Chairman receives $500 per quarter and each member receives $350 per quarter. Mr. Dilworth Nebeker and Mr. Edwin Peiker were paid a retirement stipend of $10,000 each on their resignation in December, 2006.

Remuneration

During the fiscal year ended December 31, 2006, there were no officers, employees or directors whose total cash or other remuneration exceeded $80,000. The following table summarizes the compensation to the sole executive officer for Croff, Mr. Gerald L. Jensen:

Executive Compensation Table

2003 - 2006 Compensation Gerald L. Jensen, President. (No other executive salaries)

	2003	2004	2005	2006
YTD
Annual Compensation
Salary	$54,000	$54,000	$54,000	$54,000
Bonus	$0	$0	$0	$0
Other Annual Compensation	$0	$0	$0	$0

Long Term Compensation
Awards
Restricted Stock Awards	$0	$0	$0	$0
Payouts
No. Shares Covered by Option Grant	0	0	0	0
Long Term Incentive Plan Payout	$0	$0	$0	$0
All Other Compensation (1)	$1,620	$1,620	$1,620	$1,620

(1) Mr. Gerald Jensen has also received an IRA contribution from the company of $1,620 (3% of salary) per year since 2003.

Gerald L. Jensen is employed as the President and Chairman of Croff Enterprises, Inc. Mr. Jensen commits a substantial amount of his time, but not all, to his duties with the company. Directors, excluding the President, are not paid a set salary by the company, but are paid $350 for each half-day board meeting and $500 for each full-day board meeting.

Options, Warrants or Rights

The company had no outstanding stock options, warrants or rights, presently, or as of December 31, 2006.

PROPOSED DIRECTORS AND EXECUTIVE OFFICERS & COMPENSATION

The following is a listing and brief business biographical information for each of the proposed new directors and executive officers who will assume positions in the company in the event of the closing of the Exchange Agreement:

Directors:

1.	Mr. Aizhong An, Age 62, Chairman of the Board President and CEO,

Mr. Aizhong An is an experienced Chinese business executive. In 1969, after military service, Mr. An returned to his hometown Taiyuan Hao Zhuang (Good Village), and worked as a deputy manager of a local business management group. Mr. An founded the privately owned TRBT Industry Co., Ltd. in 1985. He was recognized as a business pioneer, as TRBT was a “non-state-run enterprises”, a rarity in China in 1985. In 1991, Mr. An founded Taiyuan Clothing City Group Company Limited (“TCCG”). TCCG’s main business was and is the development and management of shopping and distribution centers. Mr. An serves as President & CEO of TCCG. In 2002, TCCG had over 5,000 distributors and retailers in their centers. By the end of 2004, TCCG had five centers and 9 locations. These assets, to the extent of 76% ownership, were consolidated into TRBT. TRBT is the largest shopping and distribution center group in Shanxi province.

2.	Mr. Samuel Liu, Age 44, Director, COO

Mr. Liu was a senior manager in a trading company (annual revenues approx. 300 million dollars) in U.S.A. from 1986 – 1993 known as Accords System, Inc.. From 1994 – 2002 he was the president of Super Nu-Life Products, Inc., a nutri-ceuticals manufacturer. From 2003 to present Mr. Liu was active in founding, organizing and managing a number of foreign investment projects in China, and he counsels China companies on doing business in the U.S.A., and in mergers with public companies in the U.S.A. Mr. Liu has a Master of Arts degree from Beijing University, awarded in 1984.

3.	Mr. Jiming Zhu, Age 53, Director, Vice President, CFO

Mr. Jiming Zhu started work as an accountant for the Hao Zhuang management group from 1974--1976. In 1994, he joined the TRBT industry group. He was co-founder of Taiyuan Yudu Minpin Shopping Mall and worked as its General manger from 1996 to the present. Mr. Zhu has been elected as a “Manager of the Year” of “non-state-run Enterprises” in Taiyuan every year since 1996.

4.	Ms. Junhui An, Age 36, Independent Director

Mrs. Junhui An started work as Human Resources manager in Clothing City in 1996. Clothing City is a predecessor entity to TRBT. During 1996-2002 she recruited the management team for the Clothing City mall. She was named General Manager of Clothing City in 2002. Ms. Junhui An is the daughter of Aizhong An.

5.	Mr. Omar J. Gonzalez, Age 44, Independent Director

Mr. Gonzalez from 1984 to the present is the owner/manager of Omar’s Exotic Birds, an exotic bird chain having three retail stores in Southern California. Mr. Gonzalez has also been active in pet product distributions, bird breeding and supervising private zoological sites. Mr. Gonzalez has a B.A. degree in Human Resources from Dominguez Hills University in Gardena, California.

2.	Dr. Gregory J. Frazer, Age 54, Independent Director

Dr. Gregory Frazer entered the private practice of Audiology and Hearing Aid Dispensing in 1982. For 14 years, he owned and operated Hearing Care Associates, a private audiology practice in the U.S. In 1996, he founded Sonus-USA, Inc.which is now part of the largest corporate audiology chain in the world. In 2003, Dr. Frazer re-entered private practice in Brentwood, California, as owner of Pacific Hearing, Inc., a public corporation traded OTC, and Director of Audiology at Pacific Eye & Ear Specialists, Inc Previously, Dr. Frazer was a UCLA Clinical Instructor in the Department of Head & Neck Surgery at Olive View Medical Center, and an Adjunct Professor for the Kirksville College of Medicine/Arizona School for Health Sciences Doctor of Audiology Program. Since 1999, he has been a facilitator for the University of Florida Doctor of Audiology Program.

3.	Mr. Umesh Patel , Age 50, Independent Director

Mr. Umesh Patel is currently the President and Vice President of Marketing and Sales at Digital Learning Management Corporation, a public corporation “DGTL,” OTCBB, where he was formerly a CFO. Previous to this position, he was with WebVision, Inc. At WebVision, Inc., Mr. Patel was the controller, and assisted in raising equity for international expansion. From 1990-2001, Mr. Patel was the President of Tech Med Billings Services.

Officers:

1.	Mr. Aizhong An, Age 62, CEO “See prior biographical description”

2.	Mr. Samuel Liu, Age 44, COO “See prior biographical description”

3.	Mr. Jiming Zhu, Age 53, Vice President, CFO, Treasurer “See prior biographical description”

4.	Mrs. Junhui An, Age 35, Vice President “See prior biographical description”

5.	Ms. Maggie Zheng, Age 35, Secretary

Ms. Zheng has been Vice President in charge of the commercial banking division of United Commercial Bank, a state chartered bank, in City of Industry, California from April of 2006 to the present. From 2005 to 2006, she directed international banking operations for East West Bank, a private banking facility, in Pasadena, California. From January 2002 to December 2004, she worked for Washing International Group, an international business development company in Chicago, Illinois. Ms. Zheng holds an MBA degree from De Paul University awarded in 2003.

Proposed compensation and sharehold interest of new management and principal shareholders.

In the following tables, Croff will set-out the total compensation for each anticipated principal officer of the surviving entity immediately upon the closing date of the exchange agreement. Compensation includes all forms of compensation, such as salary as well as any indirect compensation such as payment of insurance or other benefits. Also included in the compensation table are any stock rights and options which will exist as of the time immediately following the closing date of the exchange agreement. Thereafter, the new management has agreed to not seek or accept any increase of compensation for six months from the closing date of the exchange agreement. Any material change in compensation will be subsequently reported by the company in various securities law filings under the Securities and Exchange Act of 1934. The second of the two following tables will set-out the sharehold interest and percentage ownership of the new management and significant shareholders for the company immediately upon the closing of the exchange agreement.

 Proposed Summary Compensation Table

Name, Position and Address	Annual Salary or Other Direct Compensation	Valuation of all Indirect Benefits	Stock Warrants or Other Stock Rights
Aizhong An CEO, Chairman 148 Chaoyang Street Taiyuan, Shanxi China	$19,200	None	None
Samuel Liu President, COO 22128 Steeplechase Lane Diamond Bar, CA 91765	$60,000	None	None
Jiming Zhu Vice President, CFO, Treasurer 148 Chaoyang Street Taiyuan, Shanxi China	$19,200	None	None
Junhui An Vice President 148 Chaoyang Street Taiyuan, Shanxi China	$24,000	None	None
Maggie Zheng Vice President, Secretary 25 N. Elmolino St. Apt E Alhambra, CA 91801	$42,000	None	None

SHAREHOLD INTEREST OF PROPOSED MANAGEMENT AND SHAREHOLDERS
 HOLDING OVER FIVE PERCENT OF SHARES

New Croff Directors, Nominated by TRBT (1)		Capital Paid In Currency to TRBT	Percent of Current Registered TRBT Capital	Number of Croff Common to be Issued (shown as a % of total Croff common after closing – 12,049,642
1	An, Aizhong Director, Officer 148 Chaoyang Street Taiyuan, Shanxi China	RMB 1,280,000 (2)	80%	54.3% 6,542,630
2	Liu, Yong Beneficial Shareholder 210 Tower B, Hi-Tech Plaza Tian An Cyber Park, Futian Shenzhen, China 518048	0	0%	5.92% 713,302
3	Wang, Tao Beneficial Shareholder 170 Hongqi Ave Haerbin, China 150030	0	0%	8.88% 1,069,954
4	Huang, Hai Beneficial Shareholder 3105 Bank of America Tower Central Hong Kong	0	0%	7.9% 951,873
5	Deng Xiangjun Beneficial Shareholder CMA Building 64 Connaught Rd Central Hong Kong	0	0%	7.9% 951,873
TOTALS		RMB 1,280,000	80%	84.90%- 10,229,632

(1)	Beneficial Shareholders includes shares held by controlled entities. See table on page 19.

(2)	The RMB is the official Chinese currency. As of the date of this Proxy the exchange rate was approximately eight RMB equals one dollar.

DISCUSSION OF PROPOSED REMUNERATION

The initial total remuneration to be paid to the principal officers and directors of the company, post closing date of the exchange agreement, as outlined above, is believed modest by U.S. standards. Further, each shareholder or prospective shareholder should note that no front-end stock options or rights have been created or granted to management or will exist as of the closing date. However, after an initial commitment not to alter or amend compensation for six months from closing, management may create new and enhanced compensation to management, including various management stock options, warrants or other stock rights. It is unlikely that any increase in compensation, as approved by the Board, will require initial shareholder approval, but management stock option programs most likely will be submitted at some point for shareholder ratification or approval. Further, because of the minority status of public shareholders in the company, there will be essentially no independent approval or check upon the granting of future compensation to management as it may deem appropriate. These matters are further discussed in this proxy under the Risk Factor section. While not directly a compensation issue, it should be further understood that the company will most likely be required to initially employ substantial independent legal and accounting experts who will advise the company as to ongoing compliance and operation as a U.S. public company and these third party service expenditures will probably constitute a significant cost and burden to the company, particularity during its reorganization period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, as well as will be the situation after the effective date of the closing of the proposed exchange agreement and resulting reorganization, there has existed and will continue to exist various control relationships in Croff which have resulted in transactions which cannot be considered as true “arm’s-length” transactions between independent parties. Historically, Mr. Gerald L. Jensen and affiliated entities have been the majority and controlling shareholder. While the Board has independently passed upon various proposals and transactions related to transactions with Mr. Jensen, as previously reported, these transactions could not be considered as fully independent arm’s length transactions between independent parties. In the same light, the new management group and its principal shareholder, Mr. Aizhong An, will have a substantial control position in the public entity and may engage in various transactions related to issuance of shares, stock options or rights or other forms of compensation which, while passed upon by the Board of Directors, may not constitute fully independent or arm’s length transaction in Croff.

Present management or anticipated new management cannot foresee or predict all potential conflicts or related party transactions that may arise in the future, but believe that the following may constitute some of the more significant historical and potential future related party transactions which are set-out below in outline fashion and, as to past events, have been more fully treated and set-out in prior disclosures to shareholders in public filings by Croff:

  During 2005, pursuant to a tender offer and required public filings, Mr. Gerald L. Jensen and related entities (principal shareholders) acquired in a tender offer to all preferred “B” shareholders approximately 110,344 additional shares or and additional 20.4% of the preferred “B” shares at $3.00 per share bringing their total holdings to 67.2 % or 363,535 shares. There was no independent fairness opinion obtained, but Croff’s Board of Directors, absent Mr. Gerald Jensen, acting as an independent committee, believed that the terms and conditions for such tender were reasonable. It should be understood that no independent determination of fairness by a fully independent individual or group was employed due to cost considerations and the Board’s independent determination of the unreliability of such estimates for the type of assets held by Croff as more fully discussed under Purposes of the Transaction.

  As to the aspects of the present exchange agreement dealing with the cash and stock tender for remaining Class B preferred assets of the company by Mr. Gerald L. Jensen and related entities, again there has been no fully independent fairness opinion or review. The company’s board believes that such terms are reasonable based upon the present economic status and circumstances of the company, and due to the company obtaining a independent annual oil and gas reserve report from which to make a general analysis of the value of the preferred “B” oil and gas assets. From this basis the company believes the resulting two common shares converted from each preferred “B” share, other than principal shareholders, is within the range of a reasonable offer, particularly in light of dissenting shareholder offering rights at $4.00 for each preferred “B” share and the potential increased book valuation of the common shares after closing. In addition, the board evaluated the increased revenue per share from continuing operations, and the potential higher net earnings from continuing operation after closing, based on the 2006 financials of each company. However, each investor should consider the lack of such independent fairness opinion or review as an essential risk factor as it pertains to this related party transaction.

  The ongoing business of Croff will be substantially controlled by Mr. Aizhong An who will hold a preponderate majority of the outstanding shares of the company for the foreseeable future. As a result, decisions and transactions between Croff and Mr. Aizhong An will not be fully arm’s-length transactions, even if reviewed and passed upon by an independent majority of the Board. Further, there is no assurance or guarantee that the Board can, or will, act independently of Mr. Aizhong An’s influence. In all events, Mr. An will be in a substantial majority sharehold position to determine direction and terms of any transactions by the company for the foreseeable future, subject to only to board review and approval. Ultimately, Mr. An may also elect such further or replacement individuals to the Board as he deems appropriate and may thereby, exercise ultimate control and authority over the future operations, business decisions and management of the company.

  Mr. Gerald Jensen’s compensation has been determined and set by the other board members voting independently, but there is no assurance that his position as the majority shareholder may not have influenced such considerations.

  Historically, Croff has reported other related party transactions as part of its current 10-K filing which is incorporated by this reference; but does not believe such disclosures relevant to its ongoing activities pursuant to the reorganization.

MANAGEMENT'S STOCK RIGHTS AND OPTIONS

As previously noted, there are no and will be no remaining stock options, warrants or other stock rights held by management as of the closing of the exchange agreement, nor will there be any such rights for at least six months after closing. New management will not have or be entitled to any stock options, warrants or other stock rights for a period of six months from the closing. However, as noted above, in the future the new management may determine and create various forms of executive stock rights or options with or without shareholder approval and subject only to public disclosure. Further, because Mr. Aizhong An will be the predominate shareholder in Croff, there will not be any direct public restraint or direction as to the nature, amount or timing of such stock rights or warrants after the initial six month period.

CORPORATE GOVERNANCE

Audit Committee.

Prior to 2004, Croff did not have an Audit Committee. However, under existing statutory requirements, the company implemented, as of January 1, 2004, an audit committee complying with the requirements of the Sarbanes-Oxley Act. From 2004 through his resignation on December 12, 2006, Mr. Dilworth Nebeker acted as Chairman of this committee and Mr. Ed Peiker served as the other member on the audit committee. After December 5, 2006, Mr. Harvey Fenster, was appointed as Chairman and Mr. Richard Mandel, as a board member, also serves on the audit committee. Both are deemed to be independent directors. The present audit committee as presently constituted has met twice and is presenting its first report related to the company’s December 31, 2006 audited financials.

Board of Directors.

The company is governed by its board of directors consisting of Mr. Gerald L. Jensen who is also the President of the company. The other current directors are deemed independent directors, as that term has been previously defined in these proxy materials, and include: Mr. Richard Mandell, Jr., Mr. Julian D. Jensen who is the brother of the president, and Mr. Harvey Fenster who was recently appointed in December, 2006 after the resignation of Mr. Dilworth A. Nebeker and Mr. Edwin W. Piker, Jr. Further information as to each of these directors and the sole executive officer of the company have been previously set-out in these proxy materials, including compensation and sharehold positions and are further described in the enclosed and incorporated Form 10-K information.

Mr. Harvey Fenster and Mr. Richard Mendell currently constitute the two members of the audit committee for the corporation.

Potential conflicts that may exist between Mr. Gerald L. Jensen as the sole executive officer and the company, due to its majority shareholder position, have been set-out and treated in the preceding section on Potential Conflicts and Related Party Transactions. Potential conflicts are further treated as part of the enclosed and disseminated 10-K materials.

As noted previously, all of the directors, except Mr. Gerald L. Jensen, are deemed to be independent based upon the definition employed by the company as previously described in the glossary; which essentially provides for determination of independence if the director is not a principal officer or employee of the company, is not in a position to exercise actual control over the board or the company and if such person holds less than 10% of the issued and outstanding voting stock. All of the directors, other than Mr. Gerald L. Jensen, are believed to meet this criteria, even though Mr. Julian D. Jensen is a brother of the president, Mr. Gerald L. Jensen. Mr. Julian D. Jensen and the other members of the board believe that he acts in an independent capacity and has not, and does not, act under direction, authority or control of Mr. Gerald L. Jensen. The definition of independent director as adopted by the company has also been posted on the company’s website.

All of the nominees for director positions contained in these proxy materials are unrelated and have no prior business relationship with the existing board of directors and constitute a board fully and independently nominated and proposed by the TRBT group. Again, any known potential conflict or related party transaction has been described as to this group in the preceding section under that caption and their biographical information has been previously set-out in these proxy materials.

During calendar year 2006, there were six board meetings of the company, the held company records reflect that of these six board meetings, each were attended either in person or by telephone by each of the directors except that on one occasions, Mr. Edwin Peiker was absent. The audit committee met on six occasions and was attended by each of its members on each occasion. The audit committee submitted six reports to the board of directors. The company does not, at present, have any formal policy on attendance at board of directors meetings, but would anticipate that any director who is not able to attend on a consistent basis would so inform the board and consider resigning his position if his other responsibilities did not allow a consistent attendance.

Other Committees.

The company does not have other standing committees, including a nominating or compensation committee. The company believes that such independent committees are unnecessary due to the extremely small size of the company and its board of directors and, because, on any material matter involving compensation or nomination, the disinterested members of the board have met as committee of the whole. In like manner, because of the small size of the company and because there does not appear to be any active interest by alternative persons wishing to serve on the board of directors, the company simply acts as a committee of the whole for nominating purposes. The company does not have any prescribed criteria for qualification of those sitting on the board of directors, but believes that its present board is qualified to act upon the matters and areas in which the company presently operates.

Shareholder Information

Croff is aware of the general rules and regulations of the Securities and Exchange Commission regarding shareholder comments and proposals. In all prior proxy statements, Croff has included direction to shareholders generally outlining their right and the procedures to file any shareholder statements or proposed resolutions. Historically, Croff has not received any shareholder proposals or suggested resolutions and does not anticipate any resolutions to the present proxy matters at issue.

CORPORATE PERFORMANCE GRAPH

Normally contained in this section would be a graph comparing the company’s stock performance to the performance of the general market on which it trades, as well as comparisons to the relevant industry segment of that market. However, because during the last year, Croff had only a very limited trading market on the Electronic Bulletin Board, it is deemed such presentation would be inaccurate and potentially misleading. Croff continues to have very limited trading activity. The trading range during the last year has ranged from approximately $1.40 per share to $3.00 per share. Since December 15, 2006, a more active market has developed and it may be possible to chart this activity in the future.

MATTERS SUBJECT TO SHAREHOLDER VOTE

I.

ELECTION OF DIRECTORS

The resigning Croff Board consists of Gerald L. Jensen, Richard H. Mandel, Jr., Harvey Fenster and Julian D. Jensen. The new slate of directors, whose election is urged, are more fully described above. Please review particularly the prior biographical information on nominees and the section on Potential Conflicts and Related Party Transactions.

II.

EXCHANGE AGREEMENT AND RELATED ACQUISITION TERMS

General Description of Exchange Agreement and Resulting Acquisition

On December 12, 2006, Croff entered into a definitive Stock for Stock Equivalent Exchange Agreement with TRBT as generally described above. A basic outline of this transaction has been included in the forepart of this proxy statement and was also generally described in the 8-K filing made contemporaneously with the execution of the exchange agreement. Also, attached to that prior 8-K filing on or about December 14, 2006 was a copy of the complete exchange agreement with exhibits. Each party reviewing this Proxy may wish to review that completed exchange agreement as previously filed as an attachment to the 8-K filing at the SEC website at www.sec.gov; or, alternatively, a copy may be reviewed at the company website at www.croff.com., by clicking on corporate profile, then all SEC filings. Additionally, a written copy can be obtained directly from the company by telephone or mail request without cost. Management of the company is further willing to discuss any terms and provisions of this agreement in more detail with any shareholder, prospective shareholder or other interested parties.

The company herewith incorporates the complete exchange agreement as described above as part of this description without necessarily setting-out or outlining each of the relevant terms and provisions of such agreement. The following constitutes management’s outline of essential terms:

1.     Upon the successful confirmation of the exchange agreement and the closing, Croff will be acquiring an eighty percent (80%) interest in the issued and outstanding equity of TRBT, which in turn owns seventy six percent (76.1%) of all equity interest in six shopping malls in or around the city of Taiyuan, China. As a result, Croff is acquiring a net equity interest in the properties of approximately sixty one percent (61%). It is believed that TRBT owns all of the physical buildings in the six shopping malls specifically described in attachments to the exchange agreement and more fully described below.

2.     The inventory and other personal property located in the malls are held by various lessees who act as both wholesalers and retail merchants for various consumer products and housewares for public sales within the shopping malls. The principals core products sold within the malls include various consumer clothing and household items, stationary, jewelry, household goods, books, electronics, appliances, cameras and other miscellaneous consumer products.

3.     It is anticipated that Mr. Aizhong An will continue as a principal manger of the TRBT properties and will continue to own the majority of the equity interest through his shareholder interest in Croff, being a 54.3% shareholder of Croff as of the closing.

4.     It should be noted that the underlying real property upon which each mall is located is state owned and is made available to TRBT on a long term license basis as indicated below under the description for each mall location. There can be no assurance or warranty that the government of China, which continues to own the underlying real property, will renew or extend such licenses upon the completion of the initial terms and such must be considered as potential risk factor in this transaction. Moreover, the physical structures constituting the malls will most likely be treated as appurtenant to the licensed property.

5.     Upon the completion of the share exchange, Mr. Aizhong An and affiliated parties will own 92.5% of the issues and outstanding shares of Croff and the remaining public and prior principal shareholders will collectively own the remaining 7.5%, with the public shareholders retaining 3.75% or approximately one half of the 7.5% .

6.     At present, there is no commitment or undertaking of the company after the closing to commence the payment of dividends from anticipated earnings and no one should continue to hold or acquire stock in the company upon any assurance or expectation of dividends as it is most likely that the company will continue to retain any earnings for growth or development purposes for the foreseeable future.

7.     While the shopping malls, as generally described below, collectively, are currently profitable in operations, there can be no assurance of ongoing profitability. Most tenant leases in the malls are prepaid lump sum net leases ranging in term from five to ten years.

8.     Croff will transfer out, as part of the acquisition of TRBT, all of its existing oil and gas assets and will become a real estate enterprise. As previously outlined above, this will be done by transferring such assets to a new subsidiary and then exchanging 67.2% of the stock in this subsidiary with the principal shareholders in consideration for the return of their outstanding Preferred B shares, constituting approximately 67.2% of all issued and outstanding Preferred B shares and assumption of all oil and gas liabilities or obligations. The principal shareholders will make an additional payment of six hundred thousand dollars ($600,000) in consideration for the remaining 32.8% of the new subsidiary’s shares. This will complete the transfer of all the oil and gas assets to the principal shareholders. As noted above, no independent evaluation of these assets was completed, but the present Board determined in approving the exchange agreement that such consideration appeared to be reasonable. The company did not require an independent evaluation or appraisal due to the costs involved and the difficulty of selling geographically diverse small fractional oil and gas interests. The board believes it is capable of making a very general estimate of valuation ranges by employing its annual reserve report which it obtains as part of its annual report filings and projecting oil and gas estimated values as to such reserves based upon anticipated net values of recovered oil and gas.

9.     As a result of these transactions, the company will have no further preferred B shares or assets and each Preferred “B” shareholder, other than Mr. Gerald L. Jensen and affiliated entities, will receive two common share of Croff for each preferred B share converted and cancelled of record by the company. All preferred “B” shares will be cancelled at the closing and two new common shares issued for each preferred “B” share. The company may treat such prior preferred B share interests as lost or abandoned property after the appropriate time period under applicable laws for lost or abandoned property in the state of Utah, after giving the minimum required notice of exchange through this Proxy or as subsequently determined appropriate by the company as previously described.

10.     From the $600,000 consideration received from the principal shareholders, the company has determined to pay a $.20 per cash dividend to all common shareholders of record prior to the closing of the exchange agreement. In addition, from the $600,000 there will be paid a $10,000 retirement stipend to each of the independent directors. The company paid such a stipend to the two directors, who resigned in December, 2006. The balance of the $600,000 will be retained by the company for transitional costs and ongoing business purposes as determined by its Board of Directors. There will be not less than $530,000 in cash assets left in Croff at closing pursuant to the exchange agreement. There will also be other cash or cash equivalent accounts of approximately $100,000 in value left in Croff at the closing.

11.     Contained earlier in this Proxy Statement is a brief biographical depiction of each of the proposed nominee directors to be elected pursuant to this Proxy solicitation process. It should be understood while the proposed board and anticipated new principal officers have extensive experience in running the malls as acquired by the company in the PRC, they do not have any prior experience or expertise in the operation of a U.S. public company and will be required to retain various management, legal and accounting experts to assist in the operation of a public company in compliance with the SEC and NASD regulations as well as any state regulatory issues and corporate law.

12.     New management for Croff have indicated that upon the Effective Date of the closing, they will continue for the foreseeable future to operate the company under its current business name of Croff Enterprises, Inc. and will, for an interim period, maintain Croff as a Utah public company. New management has also entered into an undertaking, as more fully discussed above, not to increase salaries or other compensation or create any stock rights or warrants to management for a period of six months from the closing of this transaction.

13.     It should be noted that two directors of the company, Mr. Gerald. L. Jensen and Mr. Julian D. Jensen, intend to vote a majority of the common shares held between them in favor of this transaction and election of the new directors, thereby assuring its passage, subject only to dissenting shareholder rights as previously and subsequently explained in this proxy. Mr. Gerald L. Jensen, individually or through controlled entities, also holds a majority of the preferred B shares and has committed to vote those shares in favor of the transaction. As a result, while the company is interested and does solicit your vote in favor of the propositions, it should be understood that the exchange agreement will be approved based upon the committed votes to date and that if any shareholder is dissatisfied with the terms of this transaction, the sole remedy of any such dissenting shareholder will be the exercise of the dissenting shareholder rights as provided under Utah law and as more fully described in this Proxy solicitation. Election of directors cannot be completed under Utah law by majority shareholder consent and requires an actual vote of all shareholders; it is, however, anticipated that TRBT nominees will each be elected.

14.     The exchange agreement provides that if 17% or more of the issued and outstanding shareholders (common and preferred) elect to exercise Dissenting Shareholder Rights, as explained in this Proxy material, TRBT may elect to rescind the exchange agreement.

15.     The exchange agreement requires the shareholders to approve an increase in the authorized Preferred “A” shares from five million (5,000,000) to ten million (10,000,000) shares, no par. No preferred share will be issued or outstanding at the close. The authorized Common shares are to be increased from twenty million shares (20,000,000), $0.10 par value, to one hundred million (100,000,000) common shares.

Background of and Purposes for Transaction

Since approximately 1995, the board of Croff had authorized its chief executive officer to actively search out and seek potential favorable merger or acquisition possibilities for the company. The creation of the preferred “B” class of stock and assignment of oil and gas assets in 1996 to enhance this process has been earlier explained. This decision was made by the board after careful review of the company’s status as an on ongoing small public company and Croff premised its decision to seek reorganization opportunities essentially upon the following principal considerations:

  The consideration that the company may be able to increase shareholder value by obtaining an alternative business or asset which might have greater growth potential.

  The increasing cost and complexity of maintaining the company as a small public company, particularly in light of the Sarbanes-Oxley accounting and disclosure requirements.

  The understanding that the small, fractional and widely disbursed assets of Croff were difficult to scale into a larger more liquid company.

  The realization that it was costly and difficult to dispose of the oil and gas assets, because of their very fractionalized and dispersed nature.

  The consideration that the company did not presently have, nor was it likely to obtain, after several negotiations with small investment bankers, any additional capital to increase its oil and gas business and potential resulting revenues and income.

  The advancing age of present management of the company and their desire to step- down from active management of a public company at some future date.

As a result of these and related factors, the board authorized its president to seek out and to present to the board various potential business acquisition, merger or reorganization possibilities that would meet most of the objectives outlined above. Mr. Gerald L. Jensen, and to a lesser degree other members of the board, at various times sought and presented various merger or reorganization opportunities which were duly considered by the company, but were, for various reasons, never closed.

In approximately December, 2005, Mr. Gerald L. Jensen received an unsolicited contact from an agent for the TRBT group indicating that they had independently reviewed various small public companies and thought Croff may be an ideal candidate to enter into some type of merger or other acquisition transaction with the TRBT group. Extended negotiations between the principals and legal counsel for both entities during the period of approximately December, 2005 to December 12, 2006 culminated in the entry of the share exchange agreement generally described above.

As previously discussed, the Croff board determined that the valuation for the oil and gas assets to be sold were within the range of reason and particularly noted that it would be difficult, based upon the board’s prior collective experience, to market the small fractional oil and gas interest in widely diversified geographical areas for net amounts, after sales costs and commissions, which they believed would exceed the collective value of the offer made by Mr. Gerald L. Jensen as the principal shareholder, together with the cancellation of his majority holdings of the class “B” shares for which all of oil and gas assets were pledged. The board further determined, as discussed above, that the offer of two common shares in the reorganized entity was reasonable consideration to all other preferred “B” shareholders.

While there can be no assurance or warranty that the company will be successful subsequent to the anticipated reorganization, the board believe that the transaction is reasonable on its terms subject to the significant risk factors as more fully disclosed subsequently in these proxy materials.

The source of new funds, as generally described above, is solely and exclusively those of related entities controlled by Mr. Gerald L. Jensen who is providing all of the cash required for the transaction, together with surrender for cancellation of his outstanding preferred “B” shares in exchange for the Croff oil and gas assets. As discussed briefly before, the company through its independent board members deemed that it would be difficult and not cost effective to attempt to obtain an independent appraisal or fairness evaluation for the oil and gas assets in this transaction. Further, it was not thought probable that the assets could be sold to any party unfamiliar with the company or in a lump sum transaction. As a result of this decision, the company has not incurred nor is it anticipated to incur any direct cost related to the valuation or the sale of its assets, though there have been substantial costs incurred by the company relevant to completing the proxy solicitation process.

Any party having an interest in the transaction described in these proxy materials should understand that there was no prior relationship between Croff and TRBT and any of the principals or agents of Croff or TRBT and that all negotiations resulting in the exchange agreement have been the result of arm’s length and independent negotiation between the parties and their retained experts. Further, there has not been, nor will be, any further interest in the securities of the acquired TRBT other than described in these proxy materials. Further, it is not anticipated that any employ or agent of Croff will continue on or provide any form of consulting services to TRBT subsequent to close. There is, however, an informal understanding for Croff to provide continuing reviews of tax and securities filings for an interim period to insure an orderly and smooth transition subsequent to the close.

No person has been retained by Croff to make solicitations with regard to this transaction and no persons are known to have employed for such purposes by TRBT.

The companies are aware that they will file as of the closing of the transaction a definite 8-K describing the combined companies, with any amendments or changes, audited financials for the calendar years ending 2005 and 2006 for both entities and consolidated pro forma financials showing their combined company assets and other financial statements as of December 31, 2006.

Exemption Claims for Shares Issued

As referenced earlier, Croff is claiming an exemption from registration for the approximately 11,0000,000 restricted common shares being beneficially issued to the TRBT shareholders in exchange for their TRBT stock. As noted in the prior sharehold schedules, most of the TRBT shareholders are acquiring Croff shares through controlled foreign entities. As to these shares, Croff has taken the position that the TRBT shareholders remain the beneficial owners subject to reporting and disclosure requirements. Croff is primarily relying upon the SEC Regulation “S” exemption from registration to issue shares to any person or business entity which is not a U.S. citizen with restrictions on resales to U.S. citizen or into U.S. markets as essentially imposed under Rule 144 and as noted in an appropriate legend on such shares.

In the event of the deemed issuance of any of the unregistered Croff exchange shares to a U.S. citizen,

Croff is informed and will be relying upon the fact that such shareholder will be a “Accredited Investors” exempt from registration as such term is defined under federal and state securities law and regulations. Croff will employ the appropriate subscription, compliance documents and stock legends to insure compliance with the above claimed exemptions from registration for the Croff restricted exchange shares.

General Description of Malls

Following is a general description of each mall by location, date of construction, size and revenues. The Chinese currency, RMB, also know as Yuan, is shown in US dollars on the ratio of 1:8 where 8 RMB equals one US dollar. The malls are listed in the order in which they were built. The annual revenue per square meter ranges from approximately 42 to 89 dollars per square meter. The difference in revenue is primarily due to lower value leases, due to tenants with lower margins and goods requiring more floor area per dollar of sales so that lease rates are lower in some malls. As leases expire, rates are increased to current market rates. Lease income constitutes approximately 55% of the annual revenue and management fees, collected monthly, constitutes approximately 45%. The occupancy rate on the six existing malls is currently near 100%, with a waiting list for vacant space.

• Mall 1- Taiyuan Clothing City

Located at Chaoyang St., Taiyuan Dongcheng, Shanxi Province, PRC. Built in 1992, it has seven floors and 51,940 square meters of retail space and houses the offices of TRBT. It currently has approximately 1,600 tenants. Annual lease revenues earned in 2006 by TRBT were approximately 14,836,485 RMB or $1,854,561 US dollars.

• Mall 2- Jinpin Clothing City

Located at West Chaoyang St., Taiyuan Dongcheng, Shanxi Province, PRC. Built in 1993, it has seven floors and 29,640 square meters of retail space. It currently has approximately 500 tenants, annual lease revenues earned in 2006 paid by TRBT of approximately 21,166,415 RMB or $2,645,802 US dollars.

• Mall 3- Longma Shopping Mall

Located at Chaoyang St., Taiyuan Dongcheng, Shanxi Province, PRC. Built in 1993, it has five floors and 17,000 square meters with woolen and winter goods in 12,000 square meters of retail space. There are approximately 260 tenants. Annual lease revenues earned in 2006 by TRBT were approximately 4,046,660 RMB or $505,850 US dollars.

• Mall 4- Yudu Minpin Shopping Mall

A five story mall located at West Chaoyang St., Taiyuan Dongcheng, Shanxi Province, PRC. Built in 1996 with total are of 12,000 square meters, but 9,000 square meters of leaseable retail space. It currently has approximately 500 tenants. Yearly lease revenues earned to TRBT by 2006 were approximately 3,332,543 RMB or $416,568 US dollars.

• Mall 5- Xindongcheng Clothing Distribution Mall

Located at Hao Zhuang St., Taiyuan Dongcheng, Shanxi Province, PRC. Built in 2004, it has five floors and 48,000 square meters of retail space. It currently has approximately 800 tenants. Annual lease revenue earned in 2006 by TRBT were approximately 15,996,210 RMB or $1,999,526 US dollars.

• Mall 6- New Xicheng

Located at Chaoyang St., Taiyuan Dongcheng, Shanxi Province, PRC. Built in 2006, it has six floors and 43,000 square meters of retail space. It currently has approximately 400 tenants. Annual lease revenues earned for the next twelve months beginning the second half of 2006 were approximately 16,377,072 RMB or $2,047,134 US dollars.

Capitalization of Croff after Closing

The capitalization of Croff and issued shares immediately after the closing has been narratively described above under the general description of the transaction, but is set out graphically in the following table:

Name of TRBT Shareholder	Capital Paid In Currency to TRBT.	Percent of Current Registered TRBT Capital	Number of Croff Common to be Issued (shown as a % of total Croff common after closing – [1] 12,049,642
1. Mandarin Century Holdings Ltd., BVI Owned 100% by An, Aizhong	RMB 1,280,000	80%	54.3% 6,542,630
2. Master Power Holdings Coup Ltd.,BVI Owned 100% by Chen, Feng	0	0%	5.92% 713,302
3. Accord Success Ltd., BVI Owned 100% by Wang, Tao	0	0%	8.88% 1,069,954
4. Investing in Industry, Inc.	0	0%	.98% 90,079
5. Fresno Consulting, Inc.	0	0%	1.97% 265,366
6. WB Capital Group, Inc.	0	0%	3.9% 469,912
7. Kind Achieve Group Ltd., BVI	0	0%	.74% 89,161
8. All Possible Group Ltd., BVI	0	0%	7.9% 951,873
9. Grand Opus Co. Ltd., BVI	0	0%	7.9% 951,873
TOTALS	RMB 1,280,000	80%	92.49% 11,144,150
Croff Principals and Public Shareholders	0	0%	7.51% 905,492
TOTALS	RMB 1,280,000	80%	100% 12,049,642

____________________
1 The percentages have been adjusted and the actual shares to be issued also had to be adjusted pro rata to balance since the percentages are rounded to the nearest 1/100ths.

Description of Croff Properties to be Sold

The preferred B oil and gas assets to be transferred to a new subsidiary of Croff and then exchanged for 67.2% of the preferred “B” shares from the principal shareholders or sold for $600,000 cash and assumption of all liabilities as to the remaining 32.8%, is set-out in detail in Schedule C to the exchange agreement, in a general sense in the glossary, or as follows. These oil and gas properties consist primarily of non-operated oil and gas and working and royalty interest primarily located in Utah, with additional interest in the states of Alabama, Montana, Wyoming, Oklahoma, North Dakota, Michigan, New Mexico and Texas, along with affiliated bank accounts, receivables, payables, and all liabilities, except Croff tax liabilities, including and plugging and abandoning costs. A more complete description of these oil and gas assets, including revenues and reserves, are set-out in Croff’s 10-K for the reporting period ending December 31, 2006 as incorporated by this reference, and the Schedule “C”, identified above, to the exchange agreement.

In July 2006, the company sold directly to unrelated parties its principal oil and gas leases in DeWitt County, Texas. The DeWitt County, Texas oil and gas assets belonged to the common stock account. Please review the Croff 10-K in the Annual Report for 2006 for a more complete discussion of the common stock assets in Dewitt County, Texas. The common stock account was unable to sell and had to retain two non-operated natural gas wells, and some tubing in Dewitt County at a book value of $82,873. The principal shareholders agreed to acquire these miscellaneous oil and gas assets at the company’s cost, as well as assuming all plugging and other liabilities, if the company does not sell them at a higher price before closing. The exchange agreement requires all oil and gas assets and liabilities to be sold before closing.

Description of the TRBT Business

Following the acquisition of TRBT, Croff’s most significant asset will be the shopping malls in Taiyuan, China. After closing, Croff intends to relocate its offices in the United States, to the Los Angeles area in California. The current offices in Denver will be closed.

The following is a brief description of the business and values of the businesses to be operated by Croff after this acquisition.

The city of Taiyuan is the capital of Shanxi Province, located in the Northwest China industrial area, approximately 400 kilometers west by southwest of Beijing. It is a region of heavy industry, producing coal steel, machinery, and other heavy industrial goods. Taiyuan is the major commercial city with a metropolitan population of approximately 3 million people. The City is built along the river Fen He and the shopping malls are in the retail shopping district in the Southeast section of the City. The original mall constructed was the Taiyuan Clothing City, which was developed beginning in 1992, by the Chairman and Founder of the company, Mr. Aizhong An. This first shopping mall was built on the grounds of a former farmer’s cooperative located within the expanding boundaries of the city. The mall was built on the Asian model of a marketplace with many small tenants on multiple floors, leasing stores or spaces within the mall. Articles sold ranged from dry goods to finished clothing to consumer products. The Taiyuan Clothing City Mall has approximately 52,000 square meters on seven floors.

Following the success of the first mall, two more were built in 1993 within this same three block area. The Jinpin Clothing City Mall was built in 1993 with 29,640 square meters of retail space. The Longma Shopping Mall with 17,000 square meters of space, was also constructed in 1993, and along with the Jinpin Clothing City Mall approximately doubled the total mall space to over 100,000 square meters of retail and wholesale space in three malls. The malls were financed by pre-selling to tenants, and/or outside investors, leases on space within the malls. The money from these pre-sold leases, along with other short term loans, were utilized to finance the construction of the buildings. The buildings are of poured concrete and cinderblock construction with a tile or stucco finish and tile roofs. In 1996, the Yudu Minpin Shopping Mall was added to the previous three malls. It was a smaller mall with 14,000 square meters of retail space, located on West Chaoyang Street near the Jinpin Clothing City Mall. In 2004, the Xindongcheng Clothing Distribution Mall, with larger spaces for wholesalers, was completed with 48,000 square meters of retail space. This larger mall was constructed using the same plan of tenant financing used in the earlier malls. In 2006, the sixth mall, the New Xicheng Mall located approximately two blocks on the opposite side of Chaoyang Street was built. It is six floors high with 43,000 square meters of retail space. The official opening for this mall will be conducted in early 2007, although it is currently occupied and operating.

Per the People’s Republic of China’s governmental regulations, the Chinese government owns all land. The company has recognized the approximately $9.8 million paid for the acquisition of rights to use land as an intangible asset which it is amortizing over a period of forty years. Because there is no assured continuing ownership from the state, a risk factor exists that the government could refuse to renew or recall the ground license with the result that the central government may obtain partial or complete control of the malls, with or without compensation. Croff, despite reasonable due diligence, is now convinced the license is not based upon a written instrument and there is no title recording process. The mall structures, per se., are evidenced by a certificate of ownership from the regional provincial government, but no property recording system is employed.

The company covers its current expenses based on management fees to cover management, janitorial, security, and utilities, which is charged on a monthly basis throughout the term of the lease. This revenue is shown in the financial statements as “other revenue.” Other revenue is primarily made up of these management and service fees. The prepaid lease income is primarily used to finance expansion by building additional malls. The buildings are built on a former cooperative, whose members retain a 23.9 percent ownership, which is shown as a minority ownership on TRBT’s financial

     MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULT OF OPERATIONS

Croff Enterprises, Inc. Critical Accounting Policies and Estimates

The company’s discussion and analysis of its financial condition and results of operation are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the company to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The company analyzes its estimates, including those related to oil and natural gas revenues, oil and natural gas properties, marketable securities, income taxes and contingencies.

The company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Assuming this acquisition closes, the company’s past oil and gas accounting practices will have little relevance on the future real estate business of the company. The company accounts for its oil and natural gas properties under the successful efforts method of accounting. Depletion, depreciation and amortization of oil and natural gas properties and the periodic assessments for impairment are based on underlying oil and natural gas reserve estimates and future cash flows using then current oil and natural gas prices combined with operating and capital development costs. Historically, oil and natural gas prices have experienced significant fluctuations and have been particularly volatile in recent years.

Liquidity and Capital Resources

At September 30, 2006, the company had assets of $1,873,085 and current assets totaled $1,150,415 compared to current liabilities of $204,261. The company’s current assets are the combinations of cash and cash equivalents and accounts receivable and the company’s current liabilities are a combination of accounts payable, asset recovery liability and accrued liabilities such as provision for income taxes. Working capital at September 30, 2006 totaled $946,154, an increase of 51% compared to $625,862 at December 31, 2005. The company had a current ratio at September 30, 2006 of approximately 5:1. During the nine month period ended September 30, 2006, net cash provided by operations totaled $316,439, as compared to $274,620 for the same period in 2005. This increase was due to the gain on sale of the Panther Pipeline and the Edwards Dixel Gips lease in Dewitt County, Texas in 2006, and the write-off of a portion of the Dewitt County assets in 2005. The cost basis for the Panther pipeline was $40,000 and the cost basis in the Edwards Dixel Gips lease was $102,459, for a total of $142,459. The proceeds from the sale were $255,000 yielding a gross gain for this transaction of $112,543. The company had no short-term or long-term debt outstanding at September 30, 2006. In December, 2005, the company purchased 16,156 shares of its common stock at a cost of $24,643, which is included in the treasury at September 30, 2006.

If the company completes this acquisition, the future cash flow will bear no relationship to current uses of the company’s liquidity. Future cash flows are subject to a number of variables, including the level of production and oil and natural gas prices. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will not be undertaken.

The company believes that borrowings from financial institutions, projected operating cash flows and the cash on hand will be sufficient to cover its working capital requirements for the next 12 months, in the event the acquisition does not occur. The use of cash, in the event of the completion of the TRBT acquisition, is set out herein.

While certain costs are affected by the general level of inflation, factors unique to the oil and natural gas industry result in independent price fluctuations. Over the past five years, significant fluctuations have occurred in oil and natural gas prices. Although it is particularly difficult to estimate future prices of oil and natural gas, price fluctuations have had, and will continue to have, a material effect on the company. Overall, it is management’s belief that inflation is generally favorable to the company since it does not have significant operating expenses.

Results of Operations

Three months ended September 30, 2006 compared to Three months ended September 30, 2005.

The company had net income for the third quarter of 2006 which totaled $154,153 compared to net income of $111,763 for the same period in 2005. This increase in income in 2006 was primarily due to the gain on the sale of the leases in Dewitt County, Texas.

Revenues for the third quarter of 2006 totaled $368,380, a significant increase from revenue in the third quarter of 2005 of $254,347 primarily because of the gain from the sale of the Edward Dixel Grips lease in Dewitt County. Oil and natural gas sales for the third quarter of 2006 totaled $231,180, a 6.5% decrease from $247,288 in the same period in 2005. A decrease in oil prices and natural gas prices were the factors causing this decrease in oil and natural gas sales compared to the same period in 2005. Interest income rose from $7,059, which was categorized under other income in the third quarter of 2005 to $24,657, which is categorized under interest income in the third quarter of 2006. The interest income increased because there was an increase in deposits and from the settlement of the Parry v. Amoco Production case. The interest income attributable to the bank deposits is $10,804 and the interest income received from the settlement totaled $13,853 yielding a combined total of $24,657.

For the third quarter of 2006, lease operating expenses, which include all production related taxes, totaled $73,394 compared to $42,253 incurred for the same period in 2005. In the third quarter of 2006, the company participated in additional well workovers resulting in higher lease operating costs compared to the same period in 2005 in which the company had less workovers and remedial work. Estimated depreciation and depletion expense for the third quarter of 2006 were unchanged from the third quarter of 2005, at $12,000.

General and administrative expense, including overhead expense paid to a related party, for the third quarter of 2006, totaled $55,366 compared to $47,001 for the same period in 2005. The increase in the general and administrative expense and overhead is due to an increase in legal, accounting and other expenses related to the Exchange Agreement and annual report printing fees. Accretion expense for the Asset Retirement accrual was $7,640 in the third quarter of 2005 compared to $1,467 in the same period in 2006. The reason for this decrease is the company established an accretion expense account in the third quarter of 2005, and accrued a higher amount to establish the reserve. The amount reflected in the third quarter of $1,467 is the average quarterly amount of the accretion expense.

Provision for income taxes for the third quarter of 2006 totaled $72,000 compared to $29,690 from the same period in 2005. This increase is primarily attributable to an increase in net income for the quarter, which also results in a higher tax bracket.

Nine Months ended September 30, 2006 compared to the Nine months ended September 30, 2005.

Revenues for the nine months ended September 30, 2006, totaled $ 817,365, a 25% increase from the revenues of $652,943 at September 30, 2005. The increase is primarily due to the gain on the sale of the Edward Dixel Gips lease in Dewitt County, Texas. Revenue also increased from the settlement of the Parry v. Amoco Production case, in which the company received disputed past natural gas revenue plus accrued interest. The amount of the settlement was $20,963 for the natural gas revenue and $13,852 for the interest that was due, yielding a combined total of $34,606. The interest income for the nine months ending September 30, 2006 is attributable to bank deposits is $10,804, and interest income received from the settlement totaled $13,853, yielding a combined total of $24,657. Other income in the nine months ending September 30, 2005 was $25,669, which includes sale of equipment, lease bonuses, and interest income of $7,060.

Net income for the nine months ended September 30, 2006 totaled $291,276, and for September 30, 2005, totaled $197,271. This increase in net income was due to the gain on the sale of the Edward Dixel Gips lease in Dewitt County, Texas, and the settlement amount described in the previous paragraph. Other income in the quarter ending September 30, 2005 included interest income which was listed separately in 2006. Lease bonuses were listed in other income in 2005 and in oil & gas income in 2006.

Oil and gas sales for the nine months ended September 30, 2006, totaled $666,286 a 6% increase from the $627,274 for the same period in 2005. The increase in oil and gas sales in 2006 compared to 2005 is primarily attributed to a slightly larger number of producing assets in 2006.

Lease operation expense, which includes all production related taxes for the nine months ended September 30, 2006 totaled $196,552, a 6% decrease from $209,016 in 2005. Lease operating expenses decreased slightly because of the sale of leases which contributed to expenses in the third quarter of 2006. Depletion and depreciation expense for the nine months ended September 30, 2006 totaled $36,500 compared to $33,000 incurred in the nine months ending on September 30, 2005. This increase was due to the small increase in producing assets in 2006. Accretion expense for the Asset Retirement accrual was $7,640 in the third quarter of 2005 compared to $4,401 in the same period. This decrease occurred because in 2005 the company established the asset retirement accruals and expensed the additional amount that needed to be expensed.

General and administrative expenses, including overhead expense paid to related party, for the nine months ended September 30, 2006 totaled $178,636 compared to $141,476 for the same period in 2005. The increase in general and administrative and overhead expenses is primarily attributed to the costs of the audit increasing, printing and other costs paid to related third parties, and the higher professional fees of the company. Part of the increase in legal and accounting costs must be attributed to exploring strategic alternative proposals and in completing the due diligence related to the review of the proposal resulting in the Exchange Agreement. The company has also incurred additional costs during 2006 associated with compliance with the Sarbanes-Oxley Act of 2002.

Provision for income taxes for the nine months ending September 30, 2006 totaled $110,000 compared to $45,540 from the same period in 2005. This increase is due to expected higher income in 2006 which will cause the company to pay higher income taxes.

TRBT FINANCIAL STATEMENTS

Liquidity and Capital Resources

At September 30, 2006, TRBT had assets of $79,304,910 and current assets totaled $10,604,547 compared to current liabilities of $20,738,777. TRBT’s current assets are the combinations of cash and cash equivalents and loans to employees and others. TRBT’s current liabilities are a combination of accounts payable, taxes payable, deferred income, and short-term loans. TRBT’s current liabilities include $12,092,521 in deferred income. This money was received in the form of pre-paid rents, which was then used to build real estate assets, but will be replaced as income only for the portion for the current year of the multi year lease. Working capital at September 30, 2006 totaled $1,726,817, an increase of 54% compared to $1,118,384 at September 30, 2005. The company had a current ratio at September 30, 2006 of approximately 1:2. During the nine month period ended September 30, 2006, net cash provided by operations totaled $4,749,102, as compared to $(205,529) for the same period in 2005. This increase was due to increased revenue and a smaller increase in expenditures.

TRBT’s balance sheet reflects its major liabilities are due to prepaid leases which fund construction of additional malls. This reflects the practice of financing the shopping malls through the use of prepaid tenant leases. Normally, in the United States, a long term mortgage would be utilized, which would increase the cash flow and decrease the liability of deferred income as shown on the TRBT balance sheet. Deferred income, current, is $12,092,521 and long term deferred income is $22,896,756, for a total of approximately $35,000,000. This $35,000,000 in deferred income will remain a liability and increase or decrease based on the amount of prepaid leases and the length of the terms of each lease. The company has current liabilities which are twice the size of the current assets, primarily due to deferred income, but this liability is paid by providing retail space in the future, not a cash payment.

The company’s liquidity is also subject to numerous loans made and received. The company has made numerous loans to affiliates and others, which would be unusual for a US company and are prohibited under certain regulatory laws of the United States for a public company, if these loans were made to officers, directors, insiders, or affiliated persons. Any future loans to directors, insiders, or affiliates are prohibited under U.S. law. With respect to past loans, the company has created an allowance for uncollectible loans in the amount $5,184,964 as of September 30, 2006. Of this amount, approximately $3.1 million has been written off as a bad debt expense. This item is notable, especially in that currently liabilities exceed current assets by a 2:1 basis, including the deferred income.

It should also be noted that the company, which would operate as a public company in the United States following the closing, would incur substantial additional costs. These costs would include maintaining an office in Los Angeles, California, personnel in the United States, and increased costs in legal, accounting, auditing and compliance costs, which the company has not incurred in the past. In addition, the ability of the TRBT management to continue to grow the company utilizing the financing methods of the past may be limited solely to the market in Taiyuan, China, and may not be applicable in other locations.

The company’s short term plans for ongoing developments and acquisitions is to continue to rely upon prepaid leases as the primary means to finance potential malls or related commercial leases. Subsequent to completion of the acquisition and continued operations as a U.S. company, Croff may explore conventional equity or debt financing to fund future acquisitions. No assurance is made or implied that the company can realize future funding for acquisitions or expansion of its present activities.

Results of Operations

Three months ended September 30, 2006 compared to Three months ended September 30, 2005.

TRBT did not have comparable figures for the Three months ended September 30, 2005. Please refer to the Nine Months ended September 30, 2006, below.

Nine Months ended September 30, 2006 compared to the Nine months ended September 30, 2005.

Revenues for the nine months ending September 30, 2006 totaled $12,962,500, a significant increase from revenue in the nine months ending September 30, 2005, which totaled $6,301,611. The increase was due to booking revenues for the new sixth Mall for which multiyear leasing was done in 2006. A lesser reason was the re-leasing of expiring leases at the other malls at higher market rates.

The company had net income for the nine months ending September 30, 2006, which totaled $3,405,894 compared to net income of $1,271,873 for the same period in 2005. This increase in income in 2006 was primarily due to more rents from spaces in the new mall, and releasing expired leases at higher market rates, and an increase in management fees.

For the nine months ending September 30, 2006, operating expenses, including bad debt and depreciation and amortization expense, and general and administrative expenses totaled $6,111,152 compared to $4,127,689 incurred for the same period in 2005. The increase in overhead was due primarily to increased maintenance staff and outside contractors to provide tenant improvements. The increase in general and administrative expenses was due to higher professional and advisor fees costs incurred as a result of this Acquisition by Croff.

Provision for income taxes for the nine months ending September 30, 2006 totaled $2,183,816 compared to $721,952 for the same period in 2005. This increase is primarily attributable to more net income, as well as adjustments with the taxing authorities.

One Year ended December 31, 2005 compared to the One year ended December 31, 2004.

Revenues for the one year ending December 31, 2005 totaled $13,148,871, an increase from $11,819,101 for the year ending December 31, 2004. This increase was due to an approximate 10% increase in rental revenue, and an approximate 15% increase in other revenue, primarily management fees.

The company had net income for the year ending December 31, 2005, which totaled $3,264,406 compared to net income of $2,969,521 in the year ended December 31, 2004. This approximate 10% increase in net income was due to increased revenue in the year ending December 31, 2005 and a reduction in interest expense of approximately $500,000. It should be noted that the net income for the year ended December 31, 2004 did not include a deduction for minority interest as TRBT was not consolidated in that year, but was consolidated in the year ending December 31, 2005, with a minority interest deduction of $1,025,221.

Operating expenses for the year ended December 31, 2005 were $6,448,065 compared to operating expenses of $6,082,022 for the year ended December 31, 2004. Operating expenses for interest decreased significantly from 2004 to 2005, while other general and administrative expenses, including bad debt and depreciation and amortization increased. The end result was an approximate 10% increase in operating expenses.

Provision for income taxes for the year ended December 31, 2005 total $1,824,482. Provision for income taxes in the year ended December 31, 2004, were $1,283,132. This increase of approximately 50% was due to the higher net income in the year ended December 31, 2005, which also included taxes on the minority interest in 2005, with the minority interest being deducted after the calculation for income taxes.

COMBINED CROFF/TRBT PRO-FORMA FINANCIAL STATEMENTS

Liquidity and Capital Resources

Based upon the combined balance sheet statements (refer to Schedule F-1), as of September 30, 2006, the combined pro-forma company had current assets totaling $11,154,547 and current liabilities totaling $20,778,777. The company had a current ratio at September 30, 2006 of approximately 1:2. The company’s current assets are a combination of cash and cash equivalents, advances to suppliers, short-term loans, and prepaid expenses. The company’s current liabilities are a combination of accounts payable, accrued expenses, short-term loans payable, and deferred income. The largest component is $12,092,520 in deferred income. The combined balance sheet reflects the removal of the assets and liabilities pledged to Croff’s Preferred B shares. There was a pro-forma adjustment of $(468,560) in cash and ($131,855) in receivables, which decreases the current assets total from $11,754,962 to $11,154,547. Total long-term debt decreased slightly from $39,800,038 to $39,797,536. The selling of Croff’s oil and gas assets is also reflected in a decrease in property, plant, and equipment, which the adjustment in the amount of ($722,670), resulted in a drop in property, plant, and equipment from $43,917,172 to $43,194,502. Retained earnings decreased from $13,228,236 to $12,132,640, primarily due to the 20% of TRBT ownership not being acquired by Croff and the previous discussed adjustments.

Pro-Forma Statements of Income

The Pro-Forma Statements of Income for the pro-forma combined company, for the nine months ended September 30, 2006, reflect the deduction of the oil and gas assets and the deduction of the 20% of TRBT not being acquired by Croff. These pro-forma adjustments for the nine months ending September 30, 2006, reflect the loss of oil and natural gas revenue of $666,286 and the reduction of expenses of $342,089 resulting in a combined net income before the pro-forma combination of $3,365,682 and after the pro-forma adjustments (primarily reflecting the transfer of the oil and gas assets) of $3,025,226. Based on 12,049,642 shares outstanding, this results in a pro-forma increase in net revenue per share from the $.15 reported by Croff, to $.22 for the nine months pro-forma for the period ending September 30, 2006.

For the year end period ending December 31, 2005, the adjustments to the pro-forma income are essentially the same, resulting in pro-forma income decreasing from $3,193,702 combined to $2,839,135 after pro-forma adjustments. Based on 12,049,642 shares outstanding this results in a pro-forma increase in net revenue per share from the $(.05) loss reported by Croff to a $.21 gain for the pro-forma for the year ending December 31, 2005.

Financial Statements and Consolidated Pro-Forma Financial Data for the Companies

Please see attached Schedule F-1 for an index of these financial attachments.

TAX CONSIDERATIONS

With respect to Croff Enterprises, Inc., the Corporation expects that the assignment of its oil and gas assets into a new subsidiary company entitled “Croff Oil Company,” initially owned 100% by Croff Enterprises, Inc., will not be a taxable event for federal or state income tax purposes. Subsequently, the exchange of 67.2% of the common shares of Croff Oil Company for 67.2% of all outstanding Preferred B shares held by the Croff principals is also expected to be a tax free exchange of shares in which the basis of the company in the Preferred B shares will be the same as its basis in the new Croff Oil Company shares. The Croff principals will be deemed to transfer their cost basis in the Preferred B shares delivered to the corporation for the Croff Oil Company common shares.

Tax Consequences to Preferred “B” Shareholders.

The issuance of the two new common shares will be a tax free exchange of shares and the receipt of the two common shares will not trigger any tax consequence to the Preferred “B” shareholder. The Preferred B shares were distributed for no additional consideration on a Preferred “B” share issued for each common share held, to each common shareholder in 1996. The cost basis in each Preferred “B” share was zero, but or a percentage of the original cost basis in each common share could be allocated to the Preferred “B” share. For example, if allocated equally, a $3 basis in the common share at the time of distribution in 1996 could be allocated $1.50 to the common share and $1.50 to the Preferred “B” share. This same $3 basis in the original common share, would now equal the holder’s cost basis in three common shares, the original common share, and the two new common shares received for the Preferred “B” share. If the shareholder acquired the Preferred B shares subsequent to

1996, for example, at $2 per Preferred B share, then the receipt of two common shares for the Preferred B share with a cost basis of $2 would yield a cost basis of $1 per share for each of the new common shares received.

There are many other potential tax consequences, based upon the status, and tax bracket of the Preferred “B” shareholder. For example, whether the shareholder is a non-resident or a partnership, domestic or a foreign corporation, whether the shares were acquired from an estate or through a gift. This discussion does not include any individual shareholder’s tax situation, but is intended to provide general tax guidance to the Preferred B shareholder of his basis in receiving new common shares.

Tax Consequence to the Common Shareholders

The insurance of new restricted common shares to TRBT will not result in any tax consequences to the existing common shareholders.

Tax Consequences to Croff

With respect to Croff Enterprises, Inc., the Corporation expects that the assignment of its oil and gas assets into a new subsidiary company entitled “Croff Oil Company,” initially owned 100% by Croff Enterprises, Inc., will not be a taxable event for federal or state income tax purposes. Subsequently, the exchange of 67.2% of the common shares of Croff Oil Company for 67.2% of all outstanding Preferred B shares held by the Croff principals is also expected to be a tax free exchange of shares in which the basis of the company in the Preferred B shares will be the same as its basis in the new Croff Oil Company shares. The Croff principals will be deemed to transfer their cost basis in the Preferred B shares delivered to the corporation for the Croff Oil Company common shares.

Croff’s exchange of its final 32.8% of the stock of the new Croff Subsidiary for $600,000 is expected to be a taxable event. The company has been advised that this would be a sale of common stock with a carry over cost basis. It would be subject to federal and state corporate taxes for the amount of the gain. The gain is the value received over and above the book value basis of the company in those assets. Consequently, the company expects to pay corporate income tax on the sale of these long term assets. The gain is anticipated to be the difference between its carry over basis in the 32.8% of the Croff Oil Company oil and gas assets and the $600,000 plus assumption of liabilities received. This tax liability will be a remaining tax liability to the company due for the year of closing expected to be 2007.

The tax discussion set forth above is a greatly abbreviated, generalized discussion of the anticipated applicable federal and state income tax consequences, and may not apply to common or Preferred B shares acquired under different circumstances or under different facts. No information is provided herein as to the contemplated state, local, or foreign tax consequences for individual shareholders in the transactions contemplated in this Proxy. Shareholders are urged to consult their own tax advisers to determine the particular federal, state, local, and foreign tax consequences to them if the proposed transaction is approved.

AUDITORS

The independent outside accountant conducting the current audit for Croff Enterprises, Inc. is Ronald Chadwick, of 2851 South Parker Road, Ste 720, Aurora, Colorado 80014, (303)306-1967. Ronald Chadwick was appointed the independent outside auditor for the company for the calendar year 2006 by the Board of Directors on recommendation by the audit committee, and ratified at the December 2006 shareholders’ meeting. Mr. Chadwick has reviewed each of the quarterly filings of Croff Enterprises, Inc. in 2006 and will conduct the audit for the 10-K to be filed on or before March 31, 2007, for the calendar year 2006.

Prior to 2006, the independent outside accountants conducting the audits for Croff Enterprises, Inc, for a period in excess of ten years, was the firm of Causey, Demgen & Moore, of 1801 California Street, Suite 4650, Denver, CO 80202, (303) 296-2229. There were no disputes between the company and Causey, Demgen & Moore, during their engagement. Causey, Demgen & Moore, declined to stand for reappointment due to restrictions imposed by section 208(a) of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission that prohibit partners on the audit engagement team from providing audit services to the issuer for more than five (5) consecutive years and from returning to audit services with the same issuer within five years.

TRBT has engaged Kabani & Company, Inc. CPA’s of 6033 W. Century Blvd., Suite 810, Los Angeles, California 90045, (310) 694-3590, to conduct audits for the predecessor of TRBT for the year 2004, to conduct an audit of TRBT for the year 2005 and to review the interim financial statements of TRBT through September 30, 2006. Kabani & Company, Inc. has completed this work which is filed in Schedule F-1 attached to this proxy.

It is not known if the Audit Committee of the new Board of Directors will recommend to the newly elected Board of Directors of Croff that Kabani & Company, Inc., be retained as auditor for the company during 2007. Current management has no assurance as to the make up of the new audit committee or what their recommendation to the new Board of Directors will be.

RISK FACTORS

1.     New Management to be Appointed and Control Position.

     Any shareholder investing in or remaining as a shareholder in the company as reorganized will be acquiring an interest in a company with a new management team with which they have not had any prior relationship and which are not being elected by the public shareholders. It must be understood that the new management for the company, including directors and principal officers, are essentially being appointed from the TRBT management as a result of the Share Exchange transaction. Moreover, the principal shareholders of the prior TRBT will become the principal shareholders in the reorganized company and will be in a position to control management of Croff for the foreseeable future. As a result, one should not invest in this company with an anticipation that public shareholders will be in a position to control or even direct management through normal shareholder voting procedures.

2.     Business Conducted in People’s Republic of China.

Each Shareholder, or prospective shareholder in Croff, should consider the risk factor that the entire future business interest and properties of Croff will be conducted in the People’s Republic of China (PRC) and almost all of the material assets will be located in that foreign country. Each shareholder should understand, as specific risk factors, that the PRC has for most of the past 60 years been a communist country in which there was not allowed any substantial private ownership of property or private enterprise. At least nominally, China continues as a communist regime, while currently allowing certain forms of private ownership and enterprise. There is, however, a substantial potential risk factor that at any time the Chinese government could elect to eliminate or control private property ownership or private enterprise and appropriate all private properties and enterprises, with or without compensation. While management does not anticipate any of these actions, or it would not engage in this business transaction, state control or appropriation must be considered as potential risk factors by anybody electing to participate as a shareholder in Croff. Moreover, even under the present governmental policies in China, there is still not private ownership of real property and the malls which are being acquired operate under a long term license to use the real property upon which the shopping malls are located from the local and central government. Croff will not have independent ownership of the real property, nor can it claim the real property as an asset.

3.     Real Property License and Absence of Real Property Title.

As generally described above, Croff will have no direct ownership in the underlying real property upon which the malls are constructed other than the licenses or granted by the PRC to operate the malls on the applicable parcels of real property. These licenses are indefinite in duration, are not insurable, and are accepted upon the good faith of the PRC. There is no assurance of license renewal or that such license could not be modified or cancelled at any time. Further, the physical mall structures would most likely be deemed to remain appurtenant to the land and treated as part of the license. The mall structures while evidenced by a certificate of ownership from the regional government are not readily transferable and there exists no property “recording system.”

4.     Foreign Accounting Practices.

While all of the accounting materials to be presented to shareholders or prospective shareholders as part of the share exchange and acquisition are stated in accordance with Generally Accepted Accounting Principals (GAAP) and filed in accordance with regulations promulgated by the Securities and Exchange Commission

(SEC); each prospective investor should, nonetheless, realize, that for the Chinese based enterprises, the basic accounting, from which these figures were derived, were first compiled and reviewed in accordance with Chinese accounting principles and practices and then subsequently adapted to GAAP, and then audited by a U.S. based accounting firm. While the company believes that such numbers are generally reliable and are stated in accordance with U.S. accounting practices, there can be no absolute assurance that there may not be some issues in translation of foreign accounting practices or terms which create some risk factors of inaccuracy in translated or converted financial statements.

5.     Nature of Business Entity.

Each prospective or present shareholder in Croff should understand that the nature of the equity interest being acquired in TRBT is simply an undivided ownership interest in a Chinese business entity for which an exact equivalent does not exist under U.S. laws related to business organizations. The nature of the form of business under which the shopping malls are conducted and held in China is not exactly parallel to any known U.S. business entity. As a result, Croff will be acquiring as a subsidiary the defined majority equity interest (undivided ownership interest) in TRBT and its properties (the shopping malls). While Croff believes this should pose no operational problems or concern as to the ownership of TRBT, it does make description and presentation of the nature of the ownership and accounting more difficult than the acquisition of a known U.S. based business entity, such as a corporation or limited liability company held as a subsidiary. The form of business ownership in China, under which TRBT conducts its business, is more akin to a limited partnership form of business known in the U.S. with Mr. An as a sole general partner. In all events, Mr. Aizhong An, acts both as a sole manager and a director of the acquired business entity as well as its principal equity owner prior to the acquisition by Croff.

6.     Start-up Enterprises.

While the existing six malls, which are substantially owned by TRBT in the PRC, have operated for a period ranging from 14 years to 6 months, the nature of the business will be ongoing. Because it is anticipated that new malls may be added, the nature of the enterprise must be considered as a relatively new start-up business with all of the risk inherent in a company without substantial historical revenue history or operations.

7.     Foreign Laws and Courts.

In the future should a dispute arise between either the principal subsidiary, TRBT, and/or its management (currently controlled by Mr. Aizhong An) or with any third party, each Croff shareholder should realize that jurisdiction over some or potentially all of these disputes, ultimately, may have to be resolved in the foreign courts operated by the PRC and that any dispute may be subject to the application of foreign law. While Croff does not feel it has the expertise to opine upon or assert an opinion as to the equity or justice of such potential foreign courts or jurisdictions, it is fair to state as a risk factor that the operation of those courts and the development of law in the PRC is substantially more limited in commercial settings and substantially different in both procedure and substantive law than the law which would ordinarily govern commercial disputes before courts located in the United States of America.

8.     Exchange Rates and Foreign Licenses and Taxes.

A collateral risk of remaining as a shareholder in Croff may arise from the fact that revenues generated in the PRC will be earned in the local Chinese currency and that there may exist in the future various risks of the valuation of revenues or income translated into U.S. Dollars based upon fluctuating and changing exchange rates between the United States Dollar and the Chinese Yuan, (RMB). For example, should the dollar increase in value against the Yuan such exchange rate may negatively impact profitability of the company and stock values. While the general application of taxes and license fees within the United States are generally predictable, if not the rates, it is possible in dealing with a foreign jurisdiction, such as the PRC, that additional but as yet unforeseen taxes, licensing fees or other costs of doing business, may be imposed in that foreign jurisdiction, particularly as it relates to foreign enterprises conducting business in the PRC through a Chinese subsidiary. Such changes in taxes or license fees could have a substantial negative impact upon anticipated profits.

9.     Possibility of International Hostilities.

While the United States and the PRC maintain a somewhat adversarial position within the international political and strategic environment, the business and economic relationships between the two nations are relatively stable at the present time. However, no assurance or warranty can be given to any investor or prospective investor in Croff that the viability of their investment in Chinese shopping malls may not be subject to future deteriorating economic, diplomatic or military relations between the United States and the PRC. In particular, the treatment of the nation of Taiwan as an independent trading partner and autonomous political entity by the United States is a source of continuing friction between the United States and the PRC. Deteriorating political or foreign relations may result in imposition of business restrictions, taxes, fees or outright appropriation of properties of U.S. Corporations, such as Croff, having ownership interest in the PRC.

10.     Lack of Management Experience in U.S. Public Companies.

While the new management group to be appointed for Croff as part of the share exchange and acquisition is believe to have substantial competency and expertise in the management of the shopping malls within the PRC, the individual managers have very little historical experience or exposure to operating and maintaining a small public company in the United States under U.S. laws and regulations. Particularly this inexperience relates to securities regulations imposed by the Securities and Exchange Commissions, various state securities regulatory agencies and by the National Association of Securities Dealers (NASD). While it is anticipated that the new Croff management group will attempt to retain various experts to assist the company in compliance with

United States laws and regulations, it must be anticipated that there will be a learning curve, and this lack of experience compared to the present management could result in a loss of the value in the stock. A further related risk factor exists to the extent Mr. An and some other members of anticipated management are not literate in the English language.

11.     Lack of Future Capital Commitments.

While it is believed that the TRBT subsidiary can continue to operate profitably with the designated malls within the PRC, growth and expansion of the company will necessarily be dependent upon the availability of future capital sources either within or without the PRC. No assurance or warranty can or should be implied that Croff will be able to raise sufficient future capital to expand or grow its present business activities.

12.     There will be no Independent Fairness Opinion or Review of the Share Exchange.

Croff has determined, for economic reasons and costs associated with obtaining an independent fairness opinion and review, not to incur those costs and expenses. As a result there remains a certain risk factor in this share exchange that the fairness and equity of the proposed exchange has not been independently reviewed or opined upon. Each investor in considering this Proxy will have to make his, her or its own determination of whether the relative values of the shares exchanged and assets sold or acquired are fair and equitable under the circumstances from the information supplied and public filings of Croff.

13.     No Assurance of Public Market for Croff Stock.

For various of the reasons previously set-out in these Risk Factors, there can be no absolute assurance or warranty that a future market will exist for the new Croff shares as an ongoing public company.

14.     Absence of Dividends.

Each prospective investor should understand that there is no commitment or assurance that the company will pay any dividends. At present it is anticipated that any net profits would be retained for business development. In the absence of dividends, shareholders must look exclusively to potential capital appreciation for a return on investment, which appreciation cannot be warranted.

15.     Depreciating Assets.

The nature of the Croff business going forward will be the acquisition or construction, operation and potential sale of commercial shopping malls. Each shareholder or prospective shareholder should understand that the malls are depreciating assets. That is to say each mall has a finite commercial life and decreases in value over time. As a consequence, the capital or net worth of the company will decline over time absent replacement.

Each investor should understand this risk factor as applicable to all asset based businesses. Going forward, this process may be accelerated to the extent the company does not hold any residual value in the real property upon which the malls are built. Further, there can be no assurance Croff will be able to replace the malls as they become obsolete or at what price. A related consent and risk factor is that as each mall ages the cost of operation usually increases to reflect such costs, such as updating and repairing systems and structure.

16.     Rule 144 Sales and Restricted Securities.

As otherwise explained in this Proxy Statement, most of the securities being issued pursuant to the share exchange are restricted securities; that is to say, they have not been subject to any registration process before the Securities and Exchange Commission (SEC) or any state securities regulatory agency. The shares are primarily issued upon claimed exemptions from registration. As a result, most of the shares have significant limitations and holding periods before they can be actively traded in any public market. While the primary rule governing resales of restricted securities is SEC Rule 144, it is not claimed to be an exclusive means of compliance for resales of restricted securities. However, it is noted that most restricted stock sellers currently rely upon Rule 144 as a Safe Harbor in the resales of restricted securities. In essential terms, Rule 144 requires a holding period of at least one year before restricted securities can be sold. After that one year period, sales can only occur if there is an active public trading market for the shares and the shares must be sold in unsolicited brokerage transactions where current public information is available. There is also a volume limitation imposed typically on the amount of sales which can occur in any three month period. Each investor should consider the nature of restricted securities and whatever risk factor this may impose upon their holding of such securities for future sale.

17.     Bad Debt Reserve.

In the past TRBT has made and received numerous affiliate, third party and employee loans. These loans are unsecured and payable upon demand with various interest rates ranging up to 7.98 percent. As of September 30, 2006, net loans to others totaled approximately $6.2 million and net loans to employees totaled approximately $156,000. It is customary in China that businesses typically seek financing from various sources other than traditionally banking institutions. However, loans from TRBT to officers, directors, or affiliates will be prohibited after closing. TRBT maintains reserves for any potential losses that might result from the default of the loans issued. TRBT’s management periodically analyzes the composition of these loans, any changes in the borrowers pattern of repayment, and past due loans to calculate the necessary reserves. As of September 30, 2006, TRBT’s allowance for uncollectible loans amounted to approximately $5.1 million dollars of which approximately $3.1 million was written off as a bad debt expense. This loss is a risk factor, considering the lack of liquidity in the company. The ending of this practice of both borrowing and lending, from officers and affiliates may create a lack of liquidity or a risk to continuing business.

DISSENTING SHAREHOLDER RIGHTS

Croff has determined that the foregoing Share Exchange requires the offering of dissenting shareholder rights under Utah Law. Essentially any shareholder who does not believe that the Share Exchange is fair and equitable to the shareholders may elect, under Utah law, to become a dissenting shareholder. It should be noted by each prospective dissenting shareholder that the election to be a dissenting shareholder will not constitute a vote against or in any way invalidate the completion of the Share Exchange, but will provide such dissenting shareholder with a potential alternative valuation option for their shares.

In essential terms, any dissenting shareholder under the Utah Statutory Provisions will have the right within a prescribed time limit set-out in the enclosed packet to accept the company’s determination of the fair value of their Common and Preferred “B” shares and exchange such shares for a cash payment; or to propose to the company what they deem to be a fair and adequate consideration for their shares, along with the methodology at which they arrive at their alternative valuation. The company would then attempt to negotiate a resolution or may simply refuse to recognize the alternative valuation. It should be noted to each prospective dissenting shareholder that the company believes the present proposal is fair and reasonable based upon current market conditions and valuation of the company; and, as a result, is not likely the company would be willing to voluntarily alter or amend its proposed redemption payments for the shares.

If the company and the shareholder are not able to agree upon a stipulated valuation, then the company will have the obligation to proceed with a court proceeding to attempt to force an alternative valuation for the shares through a judicial process.

THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF DISSENTING SHAREHOLDER RIGHTS. EACH PROSPECTIVE DISSENTING SHAREHOLDER IS ENCOURAGED TO REVIEW, WITH LEGAL COUNSEL OF THEIR OWN CHOICE, THE ATTACHED AND ENCLOSED DISSENTING SHAREHOLDER RIGHTS PACKAGE AND BALLOT, SEE SCHEDULE A, WHICH CONTAINS THE UTAH STATUTORY MATERIAL ON DISSENTING SHAREHOLDER RIGHTS AS EXTRACTED FROM THE UTAH CODE.

Any shareholder wishing to exercise dissenting shareholder rights should fill out and complete the dissenting shareholder rights ballot and return it promptly to the company in the enclosed envelope so that they may be listed as dissenting shareholder and the company will then proceed in accordance with applicable law to treat such claim in accordance with the statutory provisions. Please note that if you vote in favor of the Share Exchange you are not entitled to be a dissenting shareholder. If you elect to be a dissenting shareholder you must not execute the standard proxy ballot (white cards), but you must execute and return the dissenting shareholder election form (blue card). It should also be noted that if 17% or more of the shareholders (common and B together) assert dissenting rights, TRBT has a right of rescission as to the exchange agreement.

OTHER MATTERS

The Special meeting is called for the purposes set forth in the notice thereof. The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Special meeting other than those specifically referred to in the Notice of Meeting and this Proxy Statement. If any other matters are properly brought before the Special meeting, it is the intention of the proxy holders to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

There were no stockholders proposals submitted for consideration at this Special meeting. Stockholder proposals intended to be considered at the next meeting of Stockholders must be received by the company no later than March 31, 2007. Such proposals may be included in the next proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Croff’s directors, its executive officers, and any persons holding more than 10% of the common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by such dates during 2006. To our knowledge, all of these filing requirements were satisfied by our directors, officers and 10% percent holders. In making these statements, Croff has relied upon the written representations of its directors, officers and its 10% percent holders and copies of the reports that they have filed with the Commission.

OTHER INFORMATION

Financial Reports & Other Important Documents

The financial reports for Croff’s operations ended December 31, 2006 filed as Form 10-K are considered an integral part of this Proxy Statement and are incorporated by this reference. See also, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K. The report is also available at Croff’s website at www.croff.com, or from the Securities and Exchange Commission at www.sec.gov/edgar . A hardcopy of the Form 10-K if not enclosed may also be obtained without cost by calling the company’s offices at 303-383-1555.

Attached and incorporated is Schedule F-1. F-1 includes the Croff audited financial statement for 2005 and 2004, and the interim nine months unaudited financials statements ending September 30, 2006. It also contains the December 31, 2004 & 2005 audited year end Financials for TRBT and the nine months interim unaudited Financials ending on September 30, 2006. Also enclosed are pro forma unaudited consolidated Financials for the combined entities for the years ending December 31, 2004 and 2005, and the nine month interim period ending on September 30, 2006.

Dated: March _____, 2007.

BY ORDER OF THE BOARD OF DIRECTORS:

___________________________________
Gerald L. Jensen, Chairman of the Board

Exhibits
Previously Filed
Preliminary Schedule 14A
January 30, 2007

A).	Dissenting Shareholder Rights Information Statement

B).	Utah Statues

C).	Dissenting Shareholder Notice & Election Form

D).	Ballots (Common & Preferred B amended ballots filed with amended 14A)

Financial Exhibits
Previously Filed
Preliminary Schedule 14A
January 30, 2007

A).	Quarterly Financial Statements (unaudited) for Croff Enterprises, Inc. for the Nine Months September 30,2006.

B).	Financial Statements for Croff Enterprises, Inc, for the years ending December 31, 2005 and 2004

C).	Financial Statements for TRBT for the years ending December 31, 2005 and 2004

D).	Quarterly financial statements (unaudited) for TRBT for the Nine Months ending September 30, 2006.

E).	Croff Enterprises, Inc. /TRBT Combined Pro-Forma Balance Sheet (unaudited) as of September 30, 2006.

F).	Croff Enterprises, Inc. / TRBT Combined Pro-Forma profit and loss (unaudited) for the Nine Months September 30, 2006.

G).	Croff Enterprises, Inc. / TRBT Combined Pro-Forma profit and loss (unaudited) for the year ending December 31, 2005

H).	Croff Enterprises, Inc. / TRBT Combined Pro-Forma profit and loss (unaudited) for the year ending December 31, 2004

Exhibit 23.1	Consent letter from Causey Demgen and Moore

Exhibit 23.2	Consent letter from Kabani and Company, Inc.

COMMON SHARE BALLOT

CROFF ENTERPRISES, INC. PROXY BALLOT

SPECIAL MEETING, APRIL ___, 2007

Please complete, sign and provide any additional information on this Proxy Statement and return it to the Company by mailing it back prior to APRIL ___, 2007 in the enclosed envelope.

FOR	AGAINST	ABSTAIN	PROPOSAL
Election of all new nominees to the Board of Directors. If voting against election of all, indicate below your individual vote.

YOU MAY VOTE FOR ALL CURRENT NOMINEES ABOVE; OR

YOU MAY VOTE INDIVIDUALLY AS TO EACH PROPOSED DIRECTOR BELOW

Mr. Aizhong An, Director
Mr. Samuel Liu, Director
Mr. Jiming Zhu, Director
Mrs. Junhui An, Director
Mr. Omar J. Gonzalez, Director
Mr. Umesh Patel, Director
Dr. Gregory J. Frazer, Director

OTHER MATTERS

Vote on the sale of all Croff oil and gas assets to a private entity owned by Gerald L. Jensen or entities controlled by him.
Vote on ratifying the Exchange Agreement.
Vote to convert all the preferred “B” shares remaining after the sale of the oil and gas assets to two common shares per each Class “B” share outstanding.
Vote to increase the Class “A” authorized preferred shares from 5 million to 10 million shares.
Vote to increase the Common shares from 20 million to 100 million shares.

         Check here if you plan
          to attend meeting.

SIGNATURE
Print Shareholder Name(s) exactly
as they appear on your Certificate:		Complete If Known:
Certificate #:
No. of Shares:

Date

Do not execute this form if you are submitting the Dissenting Shareholder Rights form.

PREFERRED “B” BALLOT
CROFF ENTERPRISES, INC. PROXY BALLOT
SPECIAL MEETING, APRIL ___, 2007

Please complete, sign and provide any additional information on this Proxy Statement and return it to the Company by mailing it back prior to APRIL ___, 2007 in the enclosed envelope.

FOR	AGAINST	ABSTAIN
Vote for, against or abstain from approving the proposal to sell all preferred “B” shareholder assets to a Croff subsidiary corporation, the shares of which subsidiary will be exchanged for principal shareholders preferred “B” shares (67%) or sold for $600,000 with assumption of oil and gas liabilities (33%) to companies owned by Gerald L. Jensen, the President, with all other preferred “B” shareholders to receive two common shares for each preferred “B” share.

       Check here if you plan
          to attend meeting.

SIGNATURE

Print Shareholder Name(s) exactly
as they appear on your Certificate:		Complete If Known:
Certificate #:
No. of Shares:

Date

Do not execute this form if you are submitting the Dissenting Shareholder Rights form.